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                     BUSINESS CREDIT AND SECURITY AGREEMENT

                          Dated as of February 9, 1998


                                     BETWEEN


                          RITEWAY PRODUCTS CANADA LTD.


                                       AND

                          DEUTSCHE FINANCIAL SERVICES,
                       A DIVISION OF DEUTSCHE BANK CANADA


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                     BUSINESS CREDIT AND SECURITY AGREEMENT

BETWEEN: DEUTSCHE FINANCIAL SERVICES, a division of Deutsche Bank Canada, a
        Canadian chartered bank ("DFS")

AND: RITEWAY PRODUCTS CANADA LTD., a Corporation incorporated under the laws of the Province of Ontario, ("Borrower").

EFFECTIVE DATE: February 12, 1998


ARTICLE 1    RECITALS

Borrower has requested that DFS provide Borrower with a credit facility for working capital and inventory acquisition purposes.

ARTICLE 2    DEFINITIONS

        2.1 Terms defined in this Agreement shall have initial capital letters. The definitions of those terms are found below, in this Article 2, and elsewhere in this Agreement. Such definitions are to be equally applicable to both the singular and plural forms of the terms defined. All financial and accounting terms used herein and not otherwise defined, shall be defined in accordance with GAAP.

        "Accessions" shall have the meaning given to the term in the PPSA and, to the extent not included therein, shall also mean any goods which are sold by Borrower and which are or are to be attached, installed or affixed to Inventory.

        "Accessories" means any goods which are sold by Borrower and which are or are to be joined or incident to Inventory and shall include Accessions.

        "Account Debtor" means any Person who is or who may become obligated to Borrower under, with respect to, or on account of an Account.

        "Accounts" shall have the meaning given to that term in the PPSA and, to the extent not included therein, shall also mean all monetary obligations, accounts, leases, contract rights, chattel paper, choses in action and instruments, including any Lien or other security interest that secures or may secure any of the foregoing, plus all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing, now owned or hereafter acquired by Borrower.

        "Advance Fee" shall have the meaning set forth in Section 3.10.

        "Affiliate" means: (i) any individual who is an officer or director of a Person (collectively, the "Affiliated Individuals"); and (ii) any Person who directly or indirectly controls, is controlled by, or is under common control or ownership with, another Person. For the purposes of this definition, the term "control" means the ownership of, or the power or ability to direct or control or cause to be directed or controlled, 10% or more of (i) the voting securities of a corporation, or (ii) the aggregate equitable interest of a partnership or joint venture.

        "Agreement" means this Business Credit and Security Agreement, all schedules and exhibits annexed hereto and all amendments made to the foregoing.

        "AMIO" shall have the meaning set forth in Section 14.2.

        "Average Daily Balance" means the quotient of: (a) the sum of the outstanding principal debt owed DFS on each day of a billing period, divided by (b) the actual number of days in such billing period.

        "Borrowing Base" means as of any date of determination, an amount equal to the sum of (i) the Eligible Account


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        Availability plus (ii) the Eligible Inventory Availability.

        "Borrowing Base Certificate" shall have the meaning set forth in Section 3.2(a).

        "Business" means the business carried on by Borrower and its Subsidiaries which at all times shall consist of a core and principal business of the manufacture and/or distribution of bicycles, bicycle accessories and activities ancillary thereto.

        "Business Day" means any day other than Saturdays, Sundays, statutory holidays and any other day on which DFS' Mississauga office is closed.

        "Capital Expenditure" means any amount debited to the fixed asset account on the consolidated balance sheet of Borrower and its Subsidiaries, if any, in respect of (a) the acquisition (including, without limitation, acquisition by entry into a capitalised lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in clause (a), materials, contract labour and direct labour (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).

        "Collateral" means, all items described in Section 6.1.

        "Current Tangible Assets" shall have the meaning set forth in Section 9.3.1.

        "Credit Facility" shall have the meaning set forth in Section 3.1.

        "Credit Facility Fee" shall have the meaning set forth in Section 3.11.

        "Daily Charge" shall have the meaning set forth in Section 3.4(b).

        "Daily Contract Balance" shall have the meaning set forth in Section 3.4(b).

        "Daily Rate" shall have the meaning set forth in Section 3.4(b).

        "Debt" shall have the meaning set forth in Section 9.3.1.

        "Default" shall have the meaning set forth in Section 10.

        "Default Interest Rate" shall have the meaning set forth in Section 3.7.

        "DFS Companies" shall have the meaning set forth in Section 14.1.

        "Disputes" shall have the meaning set forth in Section 14.1.

        "Effective Date" means the date set forth in the heading on page 1 of this Agreement.

        "Eligible Accounts" means all Accounts that are not Ineligible Accounts.

        "Eligible Account Availability" shall have the meaning set forth in
        Section 3.2(a).

        "Eligible Inventory" means Borrower's finished goods Inventory whose acquisition by Borrower was not financed by DFS, that is owned by Borrower free and clear of all Liens, security interests and encumbrances of any third parties, except for the Permitted Liens, that is not obsolete or unmerchantable, that is in good, new and saleable condition that conforms to the representations and warranties of Section
        8.27 of this Agreement, and which DFS deems, in its sole discretion, to be acceptable for financing. Eligible Inventory which DFS agrees is acceptable for financing includes only GT bicycles and products or activities ancillary thereto, but will not include Inventory held by Borrower which has a turnover rate less than once per year.


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        "Eligible Inventory Availability" shall have the meaning set forth in
        Section 3.2(b).

        "Environmental Laws" means (i) all applicable federal, provincial, municipal or local laws, statutes or ordinances, including, without limitation, the Hazardous Products Act (Canada), as amended from time to time and the regulations thereunder, the Canadian Environmental Protection Act (Canada), as amended from time to time and the regulations thereunder, the Environmental Protection Act (Ontario), as amended from time to time and the regulations thereunder, and other applicable laws including, without limitation, the laws of each province or other country or political division thereof in which the Borrower holds property or conducts business, relating to the protection of the environment, (ii) all rules, regulations or the like promulgated under or pursuant to any of the foregoing; and (iii) applicable orders, decisions or the like rendered by any ministry, department or administrative or regulatory agency.

        "Environmental Lien" means a Lien in favour of any governmental entity, ministry or agency for (a) any liability under any Environmental Law, or
        (b) damages arising from or costs incurred by such governmental entity, ministry or agency in response to a spillage, disposal, or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance.

        "Equipment" shall have the meaning as given to that term in the PPSA, and, to the extent not included therein, shall also mean all equipment, machinery, trade fixtures, furnishings, furniture, supplies, materials, tools, machine tools, office equipment, appliances, apparatus, parts and all attachments, replacements, substitutions, accessions, additions and improvements to any of the foregoing.

        "Excess Advances" shall have the meaning set forth in Section 5.2.

        "Financial Covenants" shall have the meaning set forth in Section 9.3.1.

        "GAAP" means Canadian generally accepted accounting principles, consistently applied.

        "Guarantor" means a guarantor of any of the Obligations.

        "Hazardous Material" shall include, but shall not be limited to, any and all contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances, hazardous wastes, hazardous materials or hazardous substances, as defined in, listed under or pursuant to any Environmental Laws.

        "Indebtedness" means any sum for borrowed money or other obligation owed directly or indirectly by Borrower or any Subsidiary to a Person which, in accordance with GAAP, would be classified as a liability upon a balance sheet prepared at such time and shall include, without limitation:

                         (a) all guarantees and endorsements (other than endorsements on notes, bills and cheques presented to banks for collection or deposit in the ordinary course of business);

                         (b) any liability for which Borrower has granted or permitted to exist a Lien on any asset of Borrower even if non-recourse;

                         (c)      letter of credit reimbursement obligations;

                         (d) contingent liabilities to supply funds or services or in any other manner to invest, directly or indirectly, in any other Person;

                         (e) obligations to purchase indebtedness of, or purchase or supply goods, wares or services for any other Person;

                         (f) indemnities and other obligations to protect the holders of any indebtedness, including indebtedness of others, against loss or damage;
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                         (g) indebtedness arising under conditional sales or
                         other title retention agreements;

                         (h) capitalised lease obligations; and

                         (i) obligations or liabilities as lessee under any lease of real or personal property (other than leases entered into with arm's length lessors for use and occupation for normal business purposes and at fair market rent at the time such leases are entered into).

        "Indemnified Liabilities" shall have the meaning set forth in Section 12.2.

        "Indemnitees" shall have the meaning set forth in Section 12.2.

        "Ineligible Accounts" means: (a) Accounts created from the sale of goods and services on terms not standard to Borrower; (b) Accounts any part of which are unpaid more than sixty (60) days from the due date thereof;
        (c) all Accounts of any Account Debtor if fifty percent (50%) or more of the outstanding balance of such Accounts or any part thereof are unpaid more than sixty (60) days from the due date thereof; (d) Accounts for which the Account Debtor is an officer, director, shareholder, partner, member, owner, employee, agent, parent, Subsidiary, or Affiliate of, or is related to, Borrower or has common shareholders, officers, directors, owners, partners or members with Borrower; (e) consignment sales; (f) Accounts for which the payment is or may be conditional; (g) Accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States or Canada unless backed by a letter of credit or insurance acceptable to DFS; (h) Accounts with respect to which any warranty or representation provided in Subsection 8.19 is not true and correct; (i) Accounts which represent goods or services purchased for a personal, family or household purpose; (j) Accounts which represent goods used for demonstration purposes or loaned by Borrower to another party; (k) Accounts which are progress payment, barter, or contra accounts; and (l) any and all other Accounts which DFS deems to be ineligible in its reasonable discretion.

        "Intangibles" shall have the meaning set forth in Section 9.3.

        "Inventory" shall have the meaning given to that term in the PPSA and, to the extent not included therein, shall also mean all of Borrower's merchandise, materials, finished goods, work-in-process, component materials, packaging, shipping materials, parts and other tangible personal property, now owned or hereafter acquired and held for sale or which contribute to the finished products or the sale, promotion, storage and shipment thereof, whether located at facilities owned or leased by Borrower, or in the course of transport to or from facilities owned or leased by Borrower; but should not include any inventory held by the Borrower for lease or rent.

        "Liabilities" means all amounts in principal, interest fees and accessories owed by Borrower to DFS pursuant to this Agreement and all liabilities and Indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from Borrower (and/or any of its Subsidiaries and Affiliates) to DFS, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, secured or unsecured, or whether arising under this Agreement, any other Loan Document or any other agreement now or hereafter executed by Borrower (or any of its Subsidiaries or Affiliates) and delivered to DFS. "Liabilities" will include, without limitation, any third party claims against Borrower (or any of its Subsidiaries or Affiliates) satisfied or acquired by DFS.

        "Lien" means any security interest, mortgage, pledge, lien, hypothecation, judgement lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of lessors under capitalised leases and the interest of a vendor under any conditional sale or other title retention agreement), reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting any of Borrower's property.

        "Loan" means any advance made to or for the benefit of Borrower pursuant to this Agreement.

        "Loan Documents" means all documents executed by Borrower pursuant to any financial accommodation between Borrower and DFS and all documents entered into in connection with the transaction herein contemplated. The term "Loan Documents" includes, but is not limited to, this Agreement, all financing statements, all pledges, mortgages, deeds of trust, leasehold mortgages, security agreements, guarantees,


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        assignments, subordination agreements, and any future or additional documents or writings executed under the terms of this Agreement or any amendments or modifications hereto.

        "Monthly Reports" shall have the meaning given in Section 3.13(b).

        "NSF Cheque" shall have the meaning given in Section 3.5.

        "OAA" shall have the meaning set forth in Section 14. 5.

        "Obligations" means any and all liabilities and Indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from Borrower (and/or any of its Subsidiaries and Affiliates) to DFS, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, secured or unsecured, or whether arising under this Agreement, any other Loan Document or any other agreement now or hereafter executed by Borrower (or any of its Subsidiaries or Affiliates) and delivered to DFS. Obligations will include, without limitation, any third party claims against Borrower (or any of its Subsidiaries or Affiliates) satisfied or acquired by DFS. Obligations will also include, without limitation, all obligations of Borrower to pay to DFS: (a) any and all sums reasonably advanced by DFS to preserve or protect the Collateral or the value of the Collateral or to preserve, protect, or perfect DFS' security interests in the Collateral; (b) in the event of any proceeding to enforce the collection of the Obligations after a Default, the reasonable expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realising on the Collateral, or expenses of any exercise by DFS of its rights, together with reasonable legal fees, expenses of collection and court costs, as provided in the Loan Documents; and (c) any other indebtedness or liability of Borrower to DFS, whether direct or indirect, absolute or contingent, now or hereafter arising.

         "OHSA Law" means (i) all applicable federal, provincial, municipal or local laws, statutes or ordinances, including, without limitation, the Occupational Health and Safety Act (Ontario), as amended from time to time and the regulations thereunder, and other applicable laws including, without limitation, the laws of each province or other country or political division thereof in which the Borrower holds property or conducts business, relating to employee health and/or safety matters, (ii) all rules, regulations or the like promulgated under or pursuant to any of the foregoing; and (iii) applicable orders, decisions or the like rendered by any ministry, department or administrative or regulatory agency.

        "Orderly Liquidation Value: shall have the meaning set forth in Section 3.14(b).

        "Other Reports" shall have the meaning set forth in Section 3.13(c).

        "Permitted Liens" means: (a) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate action and as to which adequate reserves shall have been set aside in conformity with GAAP and which are, in addition, satisfactory to DFS in its reasonable discretion; (b) Liens of mechanics, construction contractors, materialmen, suppliers, landlords, warehousemen, repairmen, carriers and similar Liens arising in the future in the ordinary course of business for sums not yet delinquent, or being contested in good faith if a reserve or other appropriate provision in accordance with GAAP shall have been made therefor and which are, in addition, satisfactory to DFS in its reasonable discretion; (c) statutory Liens incurred in the ordinary course of business in connection with workers' compensation, employment insurance, Canada Pension Plan, and similar items for sums not yet delinquent or being contested in good faith, if a reserve or other appropriate provision in accordance with GAAP shall have been made therefor and which are, in addition, satisfactory to DFS in its reasonable discretion; (d) lessor's Liens arising from operating leases entered into in the ordinary course of business; (e) Liens arising from legal proceedings, so long as such proceedings are being contested in good faith by appropriate proceedings, appropriate reserves have been established therefor in accordance with GAAP and which are, in addition, satisfactory to DFS in its reasonable discretion, and so long as execution is stayed and bonded on appeal on all judgements resulting from any such proceedings; (f) Purchase Money Liens securing Permitted Purchase Money Indebtedness which is not incurred in violation of
        Section 9.2.9; and (g) Liens in favour of DFS granted hereunder.

        "Permitted Purchase Money Indebtedness" means Purchase Money Indebtedness of Borrower incurred after the


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        date hereof in compliance with Section 9.2.9 which is secured by a
        Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness and the capitalised lease Obligations of Borrower at the time outstanding, does not exceed $100,000.00. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalised leases shall be computed as a capitalised lease Obligation.

        "Person" means an individual, a partnership, a joint venture, a corporation, a trust, any other legal entity, an unincorporated organisation or association, or a government or any department, agency or political subdivision thereof.

        "PPSA" means, as applicable, the Personal Property Security Act as then in effect in the Provinces of Ontario, British Columbia and Manitoba, depending upon the location or situs of the Collateral, and any successor legislation, together with any regulations thereunder, in each case as in effect or amended from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

        "Prime Rate" means a fluctuating interest rate per annum equal to the prime rate of interest established, announced publicly and reported to the Bank of Canada from time to time (whether or not charged in each instance) by Royal Bank of Canada (or any successor thereof) as its prime rate of interest charged to its Canadian customers of varying degrees of credit worthiness for Canadian Dollar loans made by it in Canada. The Prime Rate so established, announced and reported on the last day of each month shall, for the purposes of this Agreement, become effective, without notice to Borrower, on the last day of that month and shall be the Prime Rate hereunder applicable for each day during the following month. If the bank listed above discontinues the practice of announcing or publishing a prime rate during the term of this Agreement, then DFS may, in its reasonable judgement, designate a comparable bank and/or publicly announced rate to be thereinafter used as a basis for determining Prime Rate. Borrower acknowledges that the bank listed above may extend credit at rates of interest less than its announced prime rate, and that such practice shall not affect in any way the provisions hereof.

        "Purchase Money Indebtedness" means and includes:

                (i) Indebtedness for the payment of all or any part of the purchase price of any fixed assets,

                (ii) any Indebtedness incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and

                (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

        "Purchase Money Lien" means a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

        "Rentals" shall have the meaning set forth in Section 9.2.18.

        "Standby Fee" shall have the meaning set forth in Section 3.12.

        "Subordinated Debt" shall have the meaning set forth in Section 9.3.1.

        "Subsidiaries" means any corporation in which Borrower owns or controls greater than 50% of the voting securities, or any partnership or joint venture in which Borrower owns or controls greater than 50% of the aggregate equitable interest. The term "Subsidiary" means any one of the Subsidiaries.

        "Tangible Net Worth" shall have the meaning set forth in Section 9.3.1.

        "Total Credit Limit" shall have the meaning set forth in Section 3.1.

        "Total Working Capital Credit Limit" shall have the meaning set forth in
        Section 3.2.


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        "Value" means the cost to Borrower of Borrower's Eligible Inventory
        (exclusive of discounts, rebates, credits (including, without limitation price protection credits), incentive payments and all other general intangibles relating to such Eligible Inventory), as determined in accordance with GAAP.

        "Weekly Report" shall have the meaning set forth in Section 3.13(a).

        "Working Capital Loan" shall have the meaning set forth in Section 3.2.

             2.2 Currency. Unless otherwise specifically stated, all references to money, currency or dollar amounts in this Agreement shall refer to lawful money of Canada expressed in Canadian Dollars.

ARTICLE 3    CREDIT FACILITY

             3.1 Total Credit Facility. In consideration of Borrower's payment and performance of its Obligations and subject to the terms and conditions contained in this Agreement, DFS agrees to provide, and Borrower agrees to accept, an aggregate revolving credit facility (the "Credit Facility") of up to NINE MILLION DOLLARS ($9,000,000.00) (the "Total Credit Limit") at any one time outstanding. The Credit Facility shall be available in the form of Working Capital Loans. No Loans need be made by DFS to or on behalf of Borrower if Borrower is in Default or if there exists any other event or occurrence which, with the passage of time, or notice, or both, would be a Default. This is an agreement regarding the extension of credit, and not the provision of goods or services.

             3.2 Working Capital Loans. Subject to the terms of this Agreement, DFS agrees, for so long as no Default exists, to provide to Borrower, and Borrower agrees to accept, working capital financing (each advance being a "Working Capital Loan") on Eligible Accounts and Eligible Inventory in the maximum aggregate unpaid principal amount at any time equal to the lesser of (i) the Borrowing Base and (ii) the Total Credit Limit (the "Total Working Capital Credit Limit"). A request for a Working Capital Loan shall be made, or shall be deemed to be made, as provided in Section 5.1 hereof. Amounts borrowed pursuant to this Section 3.2 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                        (a) Eligible Accounts. On receipt of each Borrowing Base Certificate in form and substance acceptable to DFS (the "Borrowing Base Certificate"), DFS will credit Borrower with up to EIGHTY-FIVE percent (85%) of the net amount of the Eligible Accounts, which are, absent error or other discrepancy, listed in such Borrowing Base Certificate ("Eligible Account Availability"). For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, discounts (which may, at DFS' option, be calculated on shortest terms), credits, rebates, allowances, or taxes (including federal, provincial or municipal Goods and Services Tax, sales tax, value-added tax or excise tax) of any nature at any time issued, owing claimed by Account Debtors, granted, outstanding, or payable in connection with such Accounts at such time. Borrower acknowledges that the percentage contained in this Subsection
        (a) is subject to reduction as provided in Section 3.14.

                        (b) Eligible Inventory. On receipt of each Borrowing Base Certificate, DFS will credit Borrower with up to EIGHTY percent (80%) of the Value of Eligible Inventory which is, absent error or other discrepancy, listed in such Borrowing Base Certificate ("Eligible Inventory Availability"). Borrower acknowledges that the percentage contained in this Subsection (b) is subject to reduction as provided in
        Section 3.14.

                        (c) Interest. Borrower hereby agrees to pay interest to DFS on the Daily Contract Balance owed under Borrower's Working Capital Loans at the rate per annum that is one plus one quarter percentage points (1.25%) per annum above the Prime Rate; and

             3.3 Mandatory Prepayment. If at any time and for any reason the aggregate amount of outstanding Working Capital Loans exceeds the Borrowing Base, Borrower will, immediately upon demand, repay an amount of the Working Capital Loans made to it by DFS hereunder equal to such excess. In addition, Borrower shall immediately pay DFS whatever sums may be necessary from time to time to remain in compliance with the Total Credit Limit, the Total Working Capital Credit Limit, the Eligible Account Availability and the Eligible Inventory Availability, including,


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without limitation, as a result of (i) any Collateral no longer qualifying as an
Eligible Account or Eligible Inventory, (ii) any change in the Value of any Eligible Inventory, or in the amount of any Eligible Account, or (iii) the establishment of a reserve or reduction in the advance rate set forth in Sections (a) and (b) as provided in Section 3.14.

             3.4        Calculation of Charges.

                        (a) Working Capital Loans. Borrower will pay DFS interest on the Daily Contract Balance (as defined below) at the applicable rate shown in Section 3.2(c). The interest attributable to such rate will: (i) be computed based on a 360 day year; (ii) be calculated with respect to each day by multiplying the Daily Rate (as defined below) by the Daily Contract Balance; and (iii) accrue from the date of a Working Capital Loan advanced to or for the benefit of Borrower, until DFS receives full payment of the principal debt Borrower owes DFS in good funds and DFS applies such payment to Borrower's principal debt in accordance with the terms of this Agreement. The interest rate to be charged expressed as an annual rate for the purposes of the Interest Act is equivalent to the applicable rate determined under Section 3.2(c) multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by three hundred and sixty (360).

                        (b) Definitions; General. The "Daily Charge" is the product of the Daily Rate multiplied by the Average Daily Balance. The "Daily Rate" is the quotient of the applicable annual rate provided herein divided by 360. The "Daily Contract Balance" is the amount of outstanding principal debt which Borrower owes DFS on the Working Capital Loans at the end of each day after DFS has credited payments which it has received on the Working Capital Loans.

        3.5 Billing Statement. DFS will send Borrower a monthly billing statement identifying all charges due on Borrower's account with DFS. The charges specified on each billing statement will be: (a) due and payable in full immediately on receipt; and (b) an account stated, unless DFS receives Borrower's written objection within fifteen (15) days after it is mailed to the Borrower. If DFS does not receive, by the 25th day of any given month, payment of all charges accrued to the Borrower's account with DFS during the immediately preceding month, Borrower will (to the extent allowed by law) pay DFS a late fee ("Late Fee") equal to the greater of Five Dollars ($5.00) or Five percent (5%) of the amount of such charges (payment of the Late Fee does not waive the Default caused by late payment). Borrower will also pay DFS $100 for each cheque drawn on any of Borrower's or Guarantor's bank accounts which is given to DFS by Borrower or any Guarantor and that is returned unpaid for insufficient funds (an "NSF Cheque") (such $100 payment repays DFS' estimated administrative costs; it does not waive the default caused by the NSF Cheque). DFS may adjust the billing statement at any time to conform to applicable law and this Agreement.

        3.6 Loan Proceeds. The parties intend that all indebtedness incurred hereunder shall be governed exclusively by the terms of this Agreement and the other Loan Documents, and shall not, unless requested by DFS, be evidenced by notes or other evidences of indebtedness. Upon any such request, Borrower will immediately execute and deliver any such note or other evidence reasonably requested by DFS. Any fees, charges or expenses charged to DFS by any bank for payments made by DFS at Borrower's request shall be payable by Borrower. All advances and other obligations of Borrower made hereunder will constitute a single obligation.

        3.7 Default Interest Rate. If a Default occurs, and unless and until cured, DFS may without prior demand, raise the rate of interest accruing on the disbursed unpaid principal balance of any Loan by two percentage points (2%) above the rate of interest otherwise applicable (the "Default Interest Rate"), whether or not DFS elects to accelerate the unpaid principal balances as a result of a Default.

        3.8 Interest Rate After Certain Events. If a judgement is entered in favour of DFS or its assigns against Borrower for sums due under any of the Obligations, as applicable, the amount of the judgement entered (which may include principal, interest, reasonable legal fees and costs) shall bear interest at the judgement rate as permitted under applicable law as of the date of entry of the judgement. In such event and as permitted by applicable law, the parties hereby state their intention that all Obligations of Borrower described in clauses (a) and (b) of the definition thereof shall bear interest at the Default Interest Rate.

        3.9 Verification Rights of DFS. DFS may, without notice to Borrower and at any time or times hereafter verify the validity, amount or any other matter relating to any Account by mail, telephone or other means, in the name of Borrower or DFS; provided however, that so long as no Default has occurred and is continuing, DFS shall endeavour to exercise such rights by using (with respect to Account Debtors) a fictitious or trade name of DFS; provided that any failure on the part of DFS to use such a fictitious or trade name shall not constitute a breach hereof.

        3.10 Intentionally Deleted.

        3.11 Credit Facility Fee. Borrower agrees to pay DFS an annual credit facility fee, payable in advance, on the execution of this Agreement, and on each anniversary thereof through the term of this Agreement, in an amount equal to Five Thousand Four Hundred Dollars ($5,400.00). Once received by DFS, no Credit Facility Fee shall be refundable by DFS for any reason.

        3.12 Standby Fee. Borrower agrees to pay DFS a fee equal to one-eighth of one percent (0.125%) per annum of the aggregate undrawn portion of the first Six Million Dollars ($6,000,000.00) of the Total Working Capital Credit Limit, such fee to be calculated monthly in arrears on the daily undrawn portion, if any, of the first Six Million Dollars ($6,000,000.00) of the Total Working Capital Credit Limit to accrue from the Effective Date to and including the last day of each month and to be paid on or before the fifth Business Day of the next succeeding month (the "Standby Fee"). Once received by DFS, no Standby Fee shall be refundable by DFS for any reason.

        3.13 Reports.

                        (a) Weekly Reports. In addition to Borrower's other obligations set forth in this Agreement, Borrower agrees to provide DFS with a weekly report in such form as is satisfactory to DFS, including supporting information regarding, but not limited to (i) Borrowing Base Certificate; (ii) assignment forms; (iii) sales journal; (iv) ageing of accounts; and (v) cash receipts journal (the "Weekly Report"). The Weekly Report will be received by DFS each Monday after the date of the Agreement by noon (in the event that DFS is not open for business on a Monday, then the Weekly Report will be due by noon of the next Business Day that DFS is open for business).

                        (b) Monthly Reports. In addition to Borrower's other obligations set forth in this Agreement, Borrower agrees to provide to DFS by the 10th calendar day of each month, in each case as of the last day of the immediately prior month, each of the following: (i) a detailed Inventory ageing report; (ii) a detailed ageing of Accounts report; (iii) a detailed ageing of Borrower's accounts payable report;
        (iv) Borrower's interim financing statements; and (v) a covenant compliance certificate (the "Monthly Reports").

                        (c) Other Reports. In addition to Borrower's other obligations set forth in this Agreement, Borrower agrees to provide DFS within five (5) Business Days after each request by DFS, or sooner if requested by DFS, any other report or information requested by DFS (the "Other Reports").

                        (d) Accuracy of Reports. The Weekly Report, the Monthly Reports and the Other Reports will be true and correct in all material respects. Borrower acknowledges DFS' reliance on the truthfulness and accuracy of each Weekly Report, Monthly Reports and the Other Reports.

        3.14 Establishment of Reserves and Appraisals.

             (a) Reserves. Notwithstanding the foregoing provisions of Section 3.2, DFS shall have the right to establish reasonable reserves in such amounts, and with respect to such matters, as DFS shall deem necessary or appropriate, against the amount of Loans which Borrower may otherwise request under Section 3.2, including, without limitation, with respect to (a) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower's business; (b) shrinkage, spoilage and obsolescence of Inventory; (c) slow moving Inventory; (d) other sums chargeable against Borrower as Loans under any section of this Agreement; and (e) such other matters, events, conditions or contingencies as to which DFS, in its reasonable credit judgment, determines reserves should be established from time to time hereunder. Borrower may engage an independent third party evaluator acceptable to DFS, at Borrower's sole cost and expense, to determine whether reserves taken under this paragraph are reasonable or not. If such evaluator determines that such reserves are not reasonable, then Borrower shall have the option, exercisable up to thirty (30) days after such determination, of terminating this Agreement forthwith without necessity for payment to DFS of the amounts set out in Section 4.1 and this shall be Borrower's sole right or remedy in relation thereto.

             (b) Appraisals. Borrower acknowledges that DFS will obtain from an independent third party appraiser selected by DFS, or DFS may conduct itself, no less frequently than quarterly, an appraisal of the orderly liquidation value of the Eligible Inventory and Eligible Accounts. For purposes of this Agreement "Orderly Liquidation Value" will be based upon a sale or other realisation within a 120 day period. Borrower further acknowledges and agrees that DFS will have the right to decrease the advance rates set forth in Sections 3.2(a) and (b) to give effect to its rights under this Section 3.14 , including, without limitation, to reflect the Orderly Liquidation Value of the Eligible Inventory and Eligible Accounts, as determination of any such appraisal. Borrower further acknowledges and agrees that no increase in the advance rates set forth in Sections 3.2(a) and (b) will be made as a result of such appraisal unless agreed to in writing by DFS.

        3.15 Capital Adequacy.

             (a) In the event that DFS shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by DFS with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on DFS' capital as a consequence of its obligations hereunder to a level below that which DFS could have achieved but for such adoption, change or compliance (taking into consideration DFS' policies with respect to capital adequacy) by an amount deemed by DFS, in its sole discretion, to be material, then from time to time, after submission by DFS to Borrower of a written demand therefor, Borrower shall pay to DFS thereafter, but not retroactively, such additional amount or amounts as will compensate DFS for such reduction.

             (b) A certificate of DFS claiming entitlement to payment as set forth in Section 3.15(a) above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to DFS, and the method by which such amounts were determined. In determining such amount, DFS may use any reasonable averaging and attribution method.

        3.16 Collections. Borrower will direct all Account Debtors to make all remittances to, and Borrower will deposit all collections on Accounts received directly by Borrower into, an account or accounts designated by DFS. All funds in such accounts immediately shall become the property of DFS and Borrower shall obtain the agreement of such banks to waive any offset rights against the funds so deposited. Borrower agrees to execute and deliver, on or before the Effective Date, the documents, certificates and agreements substantially in form and substance as annexed hereto as Exhibit 3.16 in order to establish one or more "lock box account(s)" and, from time to time, such other documents and agreements as may reasonably be necessary to give effect to the foregoing. The Borrower agrees to pay to DFS, on a monthly basis when invoiced therefor, the costs of maintaining such "lock box account(s)" with a chartered Canadian bank acceptable to DFS. Until delivery to such "lock box account(s)", Borrower will keep such remittances separate and apart from Borrower's own funds so that they are capable of identification as the property of DFS and will be held in trust for DFS. DFS may upon Default notify any Account Debtor of the assignment of Accounts and collect the same. All proceeds received or collected by DFS with respect to Accounts, and reserves and other property of Borrower in possession of DFS at any time or times hereafter, may be held by DFS without interest to Borrower until all Obligations are paid in full or applied by DFS on account of the Obligations. DFS may release to Borrower such portions of such reserves and proceeds as DFS may, in its sole and unfettered discretion, determine.

        3.17 Advancements. If Borrower fails to (a) perform any of the affirmative covenants contained herein, (b) protect or preserve the Collateral or (c) protect or preserve the status and priority of the Liens and security interest of DFS in the Collateral, DFS may make advances on behalf of Borrower for the purpose of performing those obligations. DFS shall give Borrower notice prior to making any such advances. All sums so advanced will immediately upon advancement become secured by the security interests created by this Agreement and will be subject to the terms and provisions of this Agreement and all of the Loan Documents. DFS may add all sums so advanced, plus any expenses or costs incurred by DFS, including reasonable legal fees, as outstanding Loans as DFS may designate in its sole discretion. The provisions of this Section will not be construed to prevent the institution of rights and remedies of DFS upon the occurrence of a Default. Any provisions in this Agreement to the contrary notwithstanding, the authorisations contained in this Section will impose no duty or obligation on DFS to perform any action or make any advancement on behalf of Borrower and are for the sole benefit and protection of DFS.

        3.18 Continuing Requirements - Accounts. Borrower will: (a) if from time to time required by DFS, immediately upon their creation, deliver to DFS copies of all invoices, delivery evidences and other such documents relating to each Account; (b) not permit or agree to any extension, compromise or settlement or make any change to any Account; (c) affix appropriate endorsements or assignments upon all such items of payment and proceeds so that the same may be properly deposited by DFS to DFS' account; (d) immediately notify DFS in writing which Accounts may be deemed Ineligible Accounts; and (e) mark all chattel paper and instruments now owned or hereafter acquired by it to show that the same are subject to DFS' security interest and immediately thereafter deliver such chattel paper and instruments to DFS with appropriate endorsements and assignments to DFS.


ARTICLE 4    TERM OF AGREEMENT

        4.1 Termination. This Agreement will continue in full force and effect and be non-cancellable for two (2) years from the Effective Date (except that it may be terminated by DFS in the exercise of its rights and remedies upon Default by Borrower) and shall be subject to automatic successive one year renewal periods thereafter unless at least 180 days prior to the expiration of such initial period or any renewal period either, either party shall have notified in writing the other party of its intention not to renew this Agreement; provided however, that Borrower may terminate this Agreement upon (a) at least 90 days written notice to DFS; (b) payment to DFS of all Obligations; and (c) subject to
Section 3.14(a), payment of an amount as follows:

        Date of
        Termination                                   Termination Payment
        -----------                                   -------------------
        Prior to the first                                   $90,000.00
        anniversary of the
        Effective Date

        After the first anniversary                          $45,000.00
        of the Effective Date

This sum will also be paid by Borrower if this Agreement is terminated on account of Borrower's Default. Termination on any date other than the anniversary date will not entitle Borrower to a refund of any Credit Facility Fee. DFS shall be entitled to payment of all Credit Facility Fees upon default by Borrower which would have been payable but for such early termination. This sum represents liquidated damages for the loss of the bargain and is not a penalty and the same is hereby acknowledged by the Borrower. Any such written notice of termination delivered by Borrower to DFS shall be irrevocable. It is understood that Borrower may elect to terminate this Agreement in its entirety only, no section or lending facility may be terminated singly.

        4.2 Effect of Termination. Borrower will not be relieved from any Obligations to DFS arising out of DFS' advances or commitments made before the effective termination date of this Agreement. DFS will retain all of its rights, interests and remedies hereunder until Borrower has paid all of Borrower's Obligations to DFS. All waivers set forth within this Agreement will survive any termination of this Agreement.

ARTICLE 5 BORROWING AND REPAYMENT PROCEDURES

        5.1 Borrowing Procedures.

             (a) Generally. A request for a Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give DFS written notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; (ii) the becoming due of any amount required to be paid under this Agreement as interest shall be deemed irrevocably to be a request for a Loan on the due date in the amount required to pay such interest; and (iii) the becoming due of any other Obligations shall be deemed irrevocably to be a request for a Loan on the due date in the amount then so due.

        For purposes of subpart (i) above, Borrower agrees that DFS may rely and act upon any request for a Loan from any individual who DFS, absent gross negligence or wilful misconduct, believes in good faith to be an authorized representative of Borrower identified on Exhibit 7.1 (l). Unless otherwise agreed by DFS and Borrower, the proceeds of all Loans requested by Borrower and made by DFS hereunder shall be made to a deposit account designated by Borrower in writing to DFS and maintained by Borrower for that purpose.

             (b) Conditions Precedent to Each Loan. Without limiting the applicability of the conditions precedent set forth in Section 7 below to DFS' obligation to make any Loan, the obligation of DFS to make any Loan shall be subject to the further conditions precedent that, on the date of each such Loan:

             (i) The following statements shall be true: (A) the representations and warranties contained in Section 8 hereof are correct on and as of the date of such Loan as though made on and as of such date, and
             (B) there exists no Default or any other event or occurrence which, with the passage of time, or notice, or both, would be a Default, nor would any Default or any such other event result from the making of the Loan requested by Borrower;

             (ii) Borrower shall have signed and sent to DFS, if DFS so requests, a request for advance, setting forth in writing the amount of the Loan requested; provided however, that the foregoing condition precedent shall not prevent DFS, if it so elects in its sole discretion, from making a Loan pursuant to Borrower's non-written request therefor;

             (iii) DFS shall have received a completed Borrowing Base Certificate, signed by the Borrower, and dated not more than one
             (1) Business Day prior to the date of Borrower's request for such Loan; and

             (iv) DFS hall have received such other opinions or documents as it may reasonably request.

         Borrower agrees that the making of a request by Borrower for a loan, shall constitute a certification by Borrower and the person(s) executing or giving the same that all representations and warranties of Borrower herein are true as of the date thereof (except to the extent the same expressly relates solely to any earlier date) and that all required conditions to the making of the loan have been met.

        5.2 Excess Advances. DFS, in its sole and absolute discretion, may elect to permit the total unpaid balance of Loans to exceed the Total Credit Limit ("Excess Advances"), and no such event or occurrence shall cause or constitute a waiver by DFS of its right to demand payment of all or any part of the Loans at any time within the terms of this Agreement or to refuse, in its sole and absolute discretion, to make such further Loans. Any such Excess Advances shall be payable immediately upon demand therefor, unless otherwise specifically agreed to by DFS, and shall bear interest at the Default Interest Rate.

        5.3 All Loans One Obligation. All Obligations of Borrower to DFS under this Agreement and all other agreements between Borrower and DFS shall constitute one obligation to DFS secured by the security interest granted in this Agreement, and by all other Liens heretofore, now, or at any time or times hereafter granted by Borrower in favour of DFS. All of the rights of DFS set forth in this Agreement shall apply to any modification of or supplement to this Agreement, or the schedules and exhibits hereto, unless otherwise agreed in writing.

        5.4 Payments of Principal and Interest. All payments hereunder by Borrower shall be made without set-off or counterclaim and shall be made to DFS by 2:00 p.m. Eastern standard time on the date due at its office(s) responsible for Borrower's loan account, or at such other place which DFS may designate to Borrower in writing. Any payments received after such time shall be deemed received on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest or any fees.

        5.5 Collection Days. All payments and all amounts received hereunder will be credited by DFS to Borrower's account one day after good funds have been deposited into DFS' general operating account.

ARTICLE 6 SECURITY FOR THE OBLIGATIONS

        6.1 Grant of Security Interest. To secure payment of all of Borrower's current and future Obligations and to secure Borrower's performance of all of the provisions under this Agreement and any other agreements entered into between DFS and Borrower, Borrower grants to and in favour of DFS a security interest in all of Borrower's personal property, of every type and description and wherever situate, including but not limited to the Borrower's businesses, undertakings, Inventory, Equipment, fixtures, goods, Accounts, money, contract rights, chattel paper, documents of title, security agreements, instruments, securities, deposit accounts, reserves, documents and intangibles; and all judgements, claims, insurance policies, and payments owed or made to Borrower thereon; all whether now owned or hereafter acquired, all attachments, Accessories, Accessions, returns, repossessions, exchanges, substitutions and replacements thereto, and all proceeds thereof. All such assets are collectively referred to herein as the "Collateral." All such terms for which meanings are provided in the PPSA are used herein with such meanings. All Collateral and all proceeds thereof, will be held in trust by Borrower for DFS, with such proceeds being payable in accordance with Sections 3.3 and 3.5 hereof. Borrower covenants with DFS that DFS may realise upon all or part of any Collateral in any order it desires and any realisation by any means upon any Collateral will not bar realisation upon any other collateral. Borrower's liability under this Agreement is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder.

        6.2 Future Advances. DFS' security interests shall secure all current and all future advances to Borrower made by DFS under the Loan Documents.

        6.3 Financing Statements. Borrower shall execute and deliver to DFS for the benefit of DFS such financing statements, certificates of title and original documents as may be required by DFS with respect to DFS' security interests. DFS may register or file such financing statements, financing change statements and other documents or notices required to perfect and keep perfected or otherwise give effect to DFS' security interests.

        6.4 Guarantees. Borrower shall also cause GT Bicycles, Inc. to execute and deliver an unconditional, unlimited corporate guarantee of the Obligations substantially in form and substance as attached as Exhibit 6.4.

        6.5 Further Assurances. Borrower will and will cause any Guarantors to execute and deliver to DFS, at such time or times as DFS may request, all financing statements, security agreements, assignments, certificates, affidavits, reports, schedules, and other documents and instruments that DFS may deem necessary to perfect and maintain perfected, in first priority position, DFS' security interests, including without limitation its security interests in the Collateral, and to fully consummate the transactions contemplated under all Loan Documents.

        6.6 Intellectual Property. Borrower will execute and deliver a collateral assignment of patents, copyrights and trademarks in form and substance reasonably acceptable to DFS granting DFS a first priority security interest in and to the items listed in Exhibit 8.21 in form acceptable for recordation.

ARTICLE 7 CONDITIONS PRECEDENT

All duties and obligations of DFS under the Loan Documents on the Effective Date, and at all times during the term of this Agreement, are specifically subject to the full and continued satisfaction by Borrower of the conditions precedent set forth below.

        7.1 Conditions Precedent. The following conditions must be satisfied as of the Effective Date:

             (a) DFS' Counsel. DFS' counsel must approve of all matters pertaining to (i) title to the Collateral; (ii) the form, substance and due execution of all Loan Documents; (iii) Borrower's organisational documents; and (iv) all other legal matters.

             (b) Material Change. There must not have been any material adverse change, between September 1, 1997 and the Effective Date, in the condition of Borrower, the condition of the Business, the value and condition of the Collateral, the structure of Borrower other than as contemplated herein, or in the financial information, reviews, audits, appraisals and the like obtained by DFS.

             (c) Perfected Liens. DFS shall have a perfected first priority Lien and security interest in the Collateral, subject only to the Permitted Liens.

             (d) Insurance. Borrower shall provide DFS with certificates of insurance evidencing that Borrower has obtained the insurance as required in Section 9.1.2.

             (e) Laws. Borrower and its Subsidiaries shall be in compliance with all applicable laws and governmental regulations, including, but not limited to, all Environmental Laws and any OHSA Law, the failure to comply with which would have a material adverse effect on Borrower, its Subsidiaries or the Business.

             (f) Certificate of Good Standing. A certificate of good standing for Borrower (or other similar certificate) must be delivered to DFS, from the appropriate governmental authority of Borrower's jurisdiction of incorporation and other jurisdictions in which Borrower does business, dated not earlier than 30 days prior to the Effective Date.

             (g) Opinion of Borrower's Counsel. DFS must receive a written opinion from counsel for Borrower, the Subsidiaries and each corporate Guarantor, dated the Effective Date, and addressed to and for the benefit of DFS, in form and substance satisfactory to DFS.

             (h) PPSA Searches. DFS must receive, not more than 5 days before the Effective Date, a certificate from a provider of financing statement searches acceptable to DFS which identifies all financing statements of public record that pertain to the Collateral, including, without limitation, DFS financing statement reflecting the security interest granted hereunder.

             (i) Other Documents. Such other documents, submissions, insurance policies and other matters as reasonably requested by DFS relating to the results of DFS' due diligence or Borrower's representations made hereunder or otherwise to the transactions herein contemplated.

             (j) President's Certificate. In the form attached hereto as Exhibit 7.1(j).

             (k) Articles of Incorporation. A certified copy of the Articles of Incorporation, Continuance or Amalgamation, whichever is applicable, By-Laws and the resolutions of the directors of Borrower authorising the transactions contemplated by this Agreement.

             (l) Secretary's Certificate of Resolution and Incumbency. In the form attached hereto as Exhibit 7.1(l).

             (m) Pre-closing Expenses. Borrower shall pay to DFS all fees and expenses required under this Loan Agreement that are due on or before the Effective Date, not to exceed the sum of eighteen thousand five hundred dollars ($18,500.00).

             (n) Pre-closing Reviews and Appraisals. DFS must complete reviews and appraisals with satisfactory results of Borrower's Inventory and Accounts. All costs and expenses for such pre-closing reviews and appraisals will be included within the pre-closing expenses.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES

To induce DFS to enter into this Agreement, Borrower makes the representations and warranties set forth below, all of which will remain true in all material respects during the term of this Agreement. Borrower acknowledges DFS' justifiable right to rely upon the representations and warranties set forth below.

        8.1 Financial Statements. Borrower's internally prepared opening balance sheet dated September 1, 1997, a copy of which has been previously submitted to DFS, has been prepared in conformity with GAAP and presents fairly the financial condition of Borrower and its consolidated Subsidiaries as at such dates and the results of their operations for the periods then ended. Borrower warrants and represents to DFS that all financial statements and information relating to Borrower or any Guarantor which have been or may hereafter be delivered by Borrower or any

Guarantor are true and correct and have been and will be prepared in accordance with GAAP and, with respect to such previously delivered statements or information, there has been no material adverse change in the financial or business condition of Borrower or any Guarantor since the submission to DFS, either as of the date of delivery, or, if different, the date specified therein, and Borrower acknowledges DFS' reliance thereon.

        8.2 Non-Existence of Defaults. Neither Borrower nor any of its Subsidiaries is in default with respect to any material amount of its existing Indebtedness. The making and performance of this Agreement and all other Loan Documents, will not immediately, or with the passage of time, the giving of notice, or both: (a) violate the provisions of the bylaws or any other corporate document of Borrower; (b) violate any laws to the best of Borrower's knowledge after diligent inquiry; (c) result in a material default under any contract, agreement, or instrument to which Borrower is a party or by which Borrower or its properties are bound; or (d) result in the creation or imposition of any security interest in, or Lien or encumbrance upon, any of the Collateral except the Permitted Liens.

        8.3 Litigation. Set forth on Exhibit 8.3 is a list of all actions, suits, investigations or proceedings pending or, in the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, as of the date hereof in which there is a reasonable probability of an adverse decision which would materially and adversely affect Borrower, the Business, or the Collateral.

        8.4 Material Adverse Changes. Borrower does not know of or expect any material adverse change in the Business, or in Borrower's or any of the Subsidiaries' assets, liabilities, properties, or condition, financial or otherwise, including changes in Borrower's financial condition from the date of DFS' last audit or due diligence or Borrower's latest unaudited, accountant-prepared financial statements, whichever is later, through the Effective Date.

        8.5 Title to Collateral. Except as set forth on Exhibit 8.5, Borrower has good and marketable title to all of the Collateral, free and clear of any and all Liens, claims and encumbrances, other than the Permitted Liens.

        8.6 Corporate Status. Borrower and each of the Subsidiaries is a corporation duly organised and validly existing, in good standing, with perpetual corporate existence, under the laws of their respective jurisdictions of incorporation, amalgamation or continuance, as applicable. Borrower and its Subsidiaries have the corporate power and authority to own their properties and to transact the Business in which they are engaged and presently propose to engage. Borrower and each Subsidiary is duly qualified as a foreign or extra-provincial corporation and in good standing in all jurisdictions where the nature of their Business or the ownership or use of their property requires such qualification, and where failure to so qualify would have a material adverse effect on its Business, operations or financial condition.

        8.7 Subsidiaries. Exhibit 8.7 hereto lists the Subsidiaries as of the Effective Date.

        8.8 Power and Authority. Borrower has the corporate capacity and power to borrow and to execute, deliver and carry out the terms and provisions of the Loan Documents. Borrower has taken or caused to be taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement and all other Loan Documents and the borrowing thereunder.

        8.9 Place of Business. Borrower's chief executive office and the principal place of business is located at 430 Tapscott Road, Scarborough, Ontario. Borrower's records concerning the Collateral are kept at such chief executive office, or will be kept at such other place that Borrower informs DFS of not less than 30 days in advance of relocation.

        8.10 Enforceability of the Loan Documents. The Loan Documents executed by Borrower are the valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

        8.11 Taxes. Borrower has (a) filed all federal, provincial, municipal and local tax returns and other reports that it is required by law to file, (b) paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable, the failure of which to pay would have a material adverse effect on the Business, except those contested in good faith and in accordance with accepted procedures, and for which adequate reserves have been established in accordance with GAAP, and (c) made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable. Borrower has no knowledge of any deficiency or additional assessment in a material amount in connection with any taxes, assessments or charges.

        8.12 Compliance with Laws. Borrower, to the best of its knowledge after diligent inquiry, has complied, and shall cause each Subsidiary to comply, in all material respects with all applicable laws, including any Environmental Laws or OHSA Law and any zoning laws, the failure to comply with which would have a material adverse effect on Borrower individually, or Borrower and its Subsidiaries on a consolidated basis.

        8.13 Consents. Borrower and the Subsidiaries have obtained all material consents, permits, licenses, approvals or authorisation of, or effected the filing, registration or qualification with, any governmental entity or agency which is required to be obtained or effected by Borrower and the Subsidiaries in connection with the Business or the execution and delivery of this Agreement and the other Loan Documents the failure of which to obtain or effect would have a material adverse effect on Borrower individually, or on Borrower and its Subsidiaries on a consolidated basis.

        8.14 Purpose. Borrower will use the advances which DFS makes under the Credit Facility solely for lawful purposes and as described in Section 3 hereof.

        8.15 Condition of the Business. All material assets used in the conduct of the Business are in good operating condition and repair and are fully usable in the ordinary course thereof, reasonable wear and tear excepted.

        8.16 Capital. All issued shares and all outstanding shares in the Subsidiaries as reflected in Borrower's financial statements are validly issued pursuant to proper authorisation of the board of directors of such Subsidiary, and are fully paid, and non-assessable. There are no outstanding subscriptions, warrants, options, calls or commitments, obligations or securities convertible or exchangeable for shares of any stock of Borrower or the Subsidiaries. Borrower and the Subsidiaries shall give DFS thirty days (30) prior written notice before entering any agreement to redeem any of its capital stock or to register its equity or debt securities under any applicable securities law. All Borrower's issued shares and outstanding capital stock are fully paid and non-assessable, and its capital structure is as set forth on Exhibit 8.16.

        8.17 Location of Collateral. Exhibit 8.17 describes the locations where any of the Collateral is located or stored as of the date hereof.

        8.18 Real Property. Neither Borrower nor any Subsidiary own or lease any real property, except as set forth on Exhibit 8.18 attached hereto.

        8.19 Warranties and Representations-Accounts. For each Account listed by Borrower on any Borrowing Base Certificate, Borrower warrants and represents to DFS that at all times: (a) such Account is genuine; (b) such Account is not evidenced by a judgement or promissory note or similar instrument or agreement;
(c) it represents an undisputed bona fide transaction completed in accordance with the terms of the invoices and purchase orders relating thereto; (d) the goods sold or services rendered which resulted in the creation of such Account have been delivered or rendered to and accepted by the Account Debtor; (e) the amounts shown on the Borrowing Base Certificate, Borrower's books and records and all invoices and statements delivered to DFS with respect thereto are owing to Borrower and are not contingent; (f) no payments have been or will be made thereon except payments turned over to DFS; (g) there are no offsets, counterclaims or disputes existing or asserted with respect thereto and Borrower has not made any agreement with the Account Debtor for any deduction or discount of the sum payable thereunder except regular discounts allowed by Borrower in the ordinary course of its business for prompt payment; (h) to the best of Borrower's knowledge,there are no facts or events which in any way impair the validity or enforceability thereof or reduce the amount payable thereunder from the amount shown on the Borrowing Base Certificate, Borrower's books and records and the invoices and statements delivered to DFS with respect thereto; (i) all persons acting on behalf of the Account Debtor thereon have the authority to bind the Account Debtor; (j) the goods sold or transferred giving rise thereto are not subject to any Lien, claim, encumbrance or security interest which is superior to that of DFS; (k) such Account is subject to DFS' perfected, first priority security interest and no other Lien other than a Permitted Lien; and
(l) there are no proceedings or actions known to Borrower which are threatened or pending against the Account Debtor thereon which might result in any material adverse change in such Account Debtor's financial condition.

        8.20 Environmental, Health and Safety Matters. Except as disclosed on
Exhibit 8.20: (a) the operations
of Borrower and each of the Subsidiaries complies in all respects with (i) all applicable Environmental Laws, and (ii) any applicable OHSA Law; (b) none of the operations of Borrower or any Subsidiary are subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or OHSA Law; (c) none of the operations of Borrower or any Subsidiary is the subject of federal or provincial investigation evaluating whether any remedial action is needed to respond to (i) a spillage, disposal or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or (ii) any unsafe or unhealthful condition at any premises of Borrower or any Subsidiary; (d) neither Borrower nor any Subsidiary has filed any notice under any Environmental Law or OHSA Law indicating or reporting (i) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (ii) any unsafe or unhealthful condition at any premises of Borrower or any Subsidiary; and (e) neither Borrower nor any Subsidiary has any known contingent liability in connection with (i) any spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (ii) any unsafe or unhealthful condition at any premises of Borrower or any Subsidiary.

        8.21 Patents, Copyrights, Trademarks, Etc. The Borrower and each of the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others. All such licenses, patents, trademarks, trade names, service marks and copyrights, and applications therefor existing on the date hereof are listed on
Exhibit 8.21.

        8.22 Solvency. The Borrower and each of the Subsidiaries now has capital sufficient to carry on its respective business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its respective debts as they mature, and Borrower and each of the Subsidiaries now owns property having a value greater than the amount required to pay Borrower's or such Subsidiary's debts.

        8.23 Leases. Exhibit 8.23(a) attached hereto is a complete listing of all capitalised leases of Borrower and Exhibit 8.23(b) attached hereto is a complete listing of all operating leases of Borrower.

        8.24 Labour Relations. Except as described on Exhibit 8.24 attached hereto and made a part hereof, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organisation of Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organisation.

        8.25 Business Locations; Agent for Process. Since incorporation, Borrower has had no office, place of business or agent for service of process located in any province or municipality other than as shown on Exhibit 8.17.

        8.26 Provisions Relating to Equipment.

             (a) Borrower's Equipment is in good operating condition and repair (normal wear and tear excepted), and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted; and

             (b) Borrower will not permit any of Borrower's Equipment to become affixed to any real property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real property has executed a landlord waiver or leasehold mortgage in favour of DFS, and Borrower will not permit any of the Equipment to become an accession to any personal property other than Equipment subject to first priority Liens in favour of DFS or subject to Permitted Liens.

        8.27 Warranties and Representations - Inventory. For each item of Inventory listed by Borrower on any Borrowing Base Certificate, Borrower covenants, warrants and represents to DFS that at all times: (a) such Inventory has been acquired by Borrower for itself alone and not as agent for any other Person whatsoever, including Affiliates and Subsidiaries of Borrower; (b) Inventory will be kept only at the locations indicated on Exhibit 8.17; (c) no Inventory is or will be produced in violation of any applicable labour standards legislation; (d) Borrower now keeps and will keep correct and accurate records itemising and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and the selling price thereof, the daily withdrawals therefrom and the additions thereto; (e)

Inventory is not and will not be stored with a bailee, repairman, warehouseman or similar party without DFS' prior written consent, and Borrower will, concurrently with delivery to such party, cause any such party to issue and deliver to DFS, in form acceptable to DFS, warehouse receipts, in DFS' name evidencing the storage of such Inventory, and waivers of warehouseman's liens in favour of DFS; (f) where required, Borrower will pay all taxes, rents, business taxes, and the like on the premises where the Inventory is located; and (g) Borrower will not rent, lease, lend, demonstrate, pledge, consign, transfer or secrete any of the Inventory or use any of the Inventory for any purpose other than exhibition and sale to buyers in the ordinary course of business, without DFS' prior written consent.

        8.28 Reaffirmation. Each request for a Loan made by Borrower pursuant to this Agreement or any of the other Loan Documents shall constitute (a) an automatic representation and warranty by Borrower to DFS that there does not then exist any Default, and (b) a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents.

        8.29 Survival of Representations and Warranties. Borrower covenants, warrants and represents to DFS that all representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and the other Loan Documents, and shall survive the execution, delivery and acceptance thereof by DFS and the parties thereto and the closing of the transactions described therein or related thereto.

ARTICLE 9.   BORROWER'S COVENANTS

        9.1 Affirmative Covenants. During the term of this Agreement and thereafter for so long as any Obligations are outstanding and unpaid, Borrower Covenants that unless otherwise consented to by DFS in writing, it shall perform all the acts and promises required by this Agreement and all the acts and promises set forth below.

             9.1.1 Payment and Performance. Borrower will pay and perform all Obligations in full when and as due hereunder.

             9.1.2 Insurance.

                        (a) Type of Insurance. Borrower will at all times cause
                the Business and the Collateral to be insured by insurers of reasonable financial soundness and having an A. M. Best rating of A or better, with such policies, against such risks and in such amounts as are appropriate for reasonably prudent businesses in Borrower's industry and of Borrower's size and financial strength.

                        (b) Requirements as to Insurance Policies. The policies
                of insurance which Borrower is required to carry shall comply with the requirements listed below:

                                (i) Each such policy shall provide that it may
                        not be cancelled or allowed to lapse at the end of a policy period without at least 30 days' prior written notice to DFS;

                                (ii) Each liability and hazard insurance policy
                        shall name DFS as first loss payee and as an additional insured; and

                                (iii) Each property insurance policy required
                        hereunder shall contain a standard lender's loss payable clause in favour of DFS. Such insurance policies shall also contain lender's loss payable endorsements satisfactory to DFS providing, among other things, that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of Borrower which might otherwise result in forfeiture of such insurance;

                        (c) Collection of Claims. Borrower will promptly advise
                DFS of any insured casualty and Borrower agrees that DFS may direct all insurance proceeds therefrom to be paid directly to DFS to the extent that such loss is not adequately insured under an insurance policy which names DFS as a loss payee, and hereby appoints DFS its attorney-in-fact for such purpose.

                        (d) Blanket Policies. Any insurance required hereunder
                may be supplied by means of a blanket or umbrella insurance policy.

                        (e) Delivery of Policies or Certificates of Insurance.
                Borrower shall deliver to DFS certificates of insurance issued by insurers to evidence that the insurance maintained by Borrower complies with the requirements hereunder.

             9.1.3 Collection of Receivables; Sale of Inventory. Borrower will collect its Accounts and sell its Inventory only in the ordinary course of business, unless written permission to the contrary is obtained from DFS.

             9.1.4 Notice of Litigation and Proceedings. Borrower will give prompt notice to DFS of: (a) any material litigation or proceeding (including fines and penalties of any public authority) in which it, or any of the Subsidiaries, is a party and in which there is a reasonable probability of an adverse decision which would require it or any of the Subsidiaries to pay money or deliver assets, whether or not the claim is considered to be covered by insurance; (b) any class action litigation against it, regardless of size; and (c) the institution of any other suit or proceeding that might materially and adversely affect its or any of its Subsidiary's operations, financial condition, property or Business. For the purposes of this Section 9.1.4, any proceeding shall be considered material if it, alone or in conjunction with any one or more other proceedings arising in the then current calendar year, amount to or may potentially amount to adverse decisions in a sum greater than or equal to fifty thousand dollars ($50,000.00).

             9.1.5 Payment of Indebtedness to Third Persons. Borrower will, and will cause each Subsidiary to, pay, when due, all Indebtedness and any other liability due third persons, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor satisfactory to DFS in accordance with GAAP being set aside by Borrower or such Subsidiary. DFS shall give Borrower notice before DFS requires Borrower to set aside additional reserves.

             9.1.6 Notice of Change of Business Location. Borrower will notify DFS 30 days in advance of: (a) any change in or discontinuation of the location of the Collateral, Borrower's principal place of business, or any of the Subsidiaries' existing offices or places of business, (b) the establishment of any new places of business relating to the Business, and (c) any change in or addition to the locations where Borrower's Inventory or records are kept.

              9.1.7 Payment of Taxes. Borrower will, and will cause each Subsidiary to pay or cause to be paid, when and as due, all taxes, assessments and charges or levies imposed upon it or on any of its property or that it is required to withhold and pay over to the taxing authority or that it must pay on its income, the failure of which to pay would have a material adverse effect on Borrower individually, or on Borrower and the Subsidiaries on a consolidated basis, except where contested in good faith by appropriate proceedings with adequate reserves therefor satisfactory to DFS, in accordance with GAAP, having been set aside by Borrower or such Subsidiary. DFS will use reasonable efforts to attempt to give Borrower notice before DFS requires additional reserves. Borrower will, however, and will cause each Borrower Subsidiary to, pay or cause to be paid all such taxes, assessments, charges or levies immediately whenever foreclosure of any Lien that attaches on the Collateral appears imminent.

             9.1.8 Further Assurances. Borrower agrees to, and will cause each Subsidiary to, execute such other and further documents, including, without limitation, deeds of trust, promissory notes, security agreements, financing statements, continuation statements, certificates of title, and the like as may from time to time in the reasonable opinion of DFS be necessary to perfect, confirm, establish, re-establish, continue, or complete the security interests, collateral assignments and Liens in the Collateral, and the purposes and intentions of this Agreement.

             9.1.9 Maintenance of Status. Borrower will take all necessary steps to (a) preserve its, and each Subsidiary's existence as a corporation,
        (b) preserve Borrower's and the Subsidiaries' franchises and permits, and (c) comply with all present and future material agreements to which Borrower, or any of the Subsidiaries, is subject, and (d) maintain, and cause each Subsidiary to maintain, its qualification and good standing in all jurisdictions in which such qualification is necessary or in which the failure to be so qualified might have a material adverse effect on the financial condition or properties of Borrower or the Business. Borrower will not change the nature of the Business during the term of this Agreement.

             9.1.10 Financial Statements; Reporting Requirements; Certification as to Defaults. During the term of this Agreement, Borrower will furnish two copies of the following to DFS:

                                  (a) within 120 days after the end of each
                  fiscal year, annual, unaudited accountant-prepared financial statements for Borrower and its consolidated and consolidating Subsidiaries (if any) as of the end of such fiscal year, consisting of a consolidated and consolidating balance sheet, consolidated and consolidating statement of operations, consolidated and consolidating statements of cash flows and consolidated and consolidating statement of shareholder's equity, in comparative form, together with a narrative description of the financial condition and results of operations and the liquidity and capital resources of Borrower and setting forth in comparative form the corresponding figures for the corresponding period of the prior fiscal year and the corresponding figures from the most recent financial projections of Borrower, discussing the reasons for any significant variations. The statements and balance sheet will be reviewed by an independent firm of chartered accountants selected by Borrower and acceptable to DFS, and certified by that firm of chartered accountants to have been prepared in accordance with GAAP. The chartered accountants will render an unqualified opinion as to such statements and balance sheets. DFS will have the absolute and irrevocable right, from time to time, to discuss the affairs of Borrower directly with the independent chartered accountant after prior notice to Borrower and the reasonable opportunity of Borrower to be present at any such discussions;

                                  (b) by the 45th calendar day of each fiscal
                  quarter, financial statements for Borrower and its consolidated and consolidating Subsidiaries as of the end of the immediately preceding fiscal quarter, consisting of consolidated and consolidating balance sheet and statement of operations prepared by Borrower;

                                  (c) by the 45th calendar day of each fiscal
                   quarter, a certificate of the President, or Chief Financial Officer, in the form of Exhibit 9.1.10(c) attached hereto, of Borrower stating that such person has reviewed the provisions of the Loan Documents and that a review of the activities of Borrower during such quarter has been made by or under such person's supervision with a view to determining whether Borrower has observed and performed all of Borrower's obligations under the Loan Documents, and that, to the best of such person's knowledge, information and belief, Borrower has observed and performed each and every undertaking contained in the Loan Documents and is not at the time in default in the observance or performance of any of the terms and conditions thereof or, if Borrower will be so in default, specifying all of such defaults and events of which such person may have knowledge;

                                  (d) by the end of each fiscal year, an annual
                  budget and income statement with cash flow projections for the following fiscal year;

                                  (e) promptly upon receipt thereof, copies of
                  all final reports and final management letters submitted to Borrower or any of the Borrower's Subsidiaries by independent chartered accountants in connection with any annual or interim review of the books of Borrower or such Subsidiaries made by such accountants;

                                  (f) copies of any and all reports, filings and
                  other documentation delivered to any applicable Securities Commission (or other applicable body) by or on behalf of Borrower promptly after the delivery thereof, if applicable; and

                                  (g) any other statements, reports and other
                  information as DFS may reasonably request concerning the financial condition or operations of Borrower and its properties.

             9.1.11 Notice of Existence of Default. Borrower will, and will cause its Subsidiaries to, promptly notify DFS of: (a) the existence of any known condition or event, which is or which will be with notice or the passage of time or both, a Default and (b) the actual or threatened termination, suspension, lapse or relinquishment of any material license, authorisation, permit or other right granted Borrower or for Borrower's benefit and used in the Business, or granted to any of its Subsidiaries or for any such Subsidiaries' benefit, by any governmental agency material to the Business.

             9.1.12 Compliance with Laws. Borrower will, and will cause its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders.

             9.1.13 Maintenance of Collateral. Borrower will maintain all material Collateral and every part thereof in good condition and repair. Borrower will not permit the value of the Collateral to be materially impaired. Borrower will defend the Collateral against all claims and legal proceedings by persons other than DFS. Borrower will not transfer the Collateral from the premises where now located (other than Inventory sold in the ordinary course of business and other Collateral transferred in the ordinary course of business), or permit the Collateral to become a fixture or accession (unless so affixed on the Effective Date) to any goods which are not items of Collateral, without the prior written approval of DFS. Borrower will not permit the Collateral to be used in violation of any applicable law, regulations, or any policy of insurance. As to Collateral consisting of instruments and chattel paper, Borrower will preserve rights in it against prior parties.

             9.1.14 Collateral Records and Statements. Borrower will keep such accurate and complete books and records pertaining to the Collateral in such detail and form as DFS reasonably require, including, but not limited to: schedules of inventory; original orders; invoices; shipping documents; billing settlements and receivables; sold receivables; Inventory listing containing model, serial number (if available) and location. Biweekly, or at such other times as DFS may reasonably require, Borrower will furnish to DFS a statement, certified by Borrower showing the ageing of Accounts, and the current Inventory status, showing the lower of cost (determined on a "first-in, first-out" basis) or market value thereof. Other reporting will be available upon request by DFS, including, but not be limited to, accounts payable ageings in such form as DFS reasonably requires. The statements will be in the form and will contain the information as is reasonably prescribed by DFS.

             9.1.15 Inspection of Collateral. Upon at least 24 hours prior written or verbal notice to senior management of Borrower, DFS may examine the Collateral at any time, and from time to time during normal business hours. DFS will have full access to, and the right to: (a) review, inspect and make abstracts and copies from Borrower's books and records pertaining to the Collateral, and (b) inspect and examine Inventory and check and test the same as to quality, quantity, Value and condition, wherever located, at any time during normal business hours, and from time to time. Borrower will assist DFS in so doing. Borrower will pay a fee to DFS in the amount of SEVEN HUNDRED AND FIFTY Dollars ($750.00) per quarter for such Collateral reviews and any other reviews performed under the Loan Documents as frequently as DFS shall reasonably determine, but at least quarterly, and Borrower agrees that such fee is not interest but rather reimburses DFS for its out-of-pocket and allocated overhead expenses incurred in conducting such audits.

             9.1.16 Landlord's Agreements. Borrower will provide or cause to be provided, on the Effective Date, landlord waivers and agreements in a form acceptable to DFS with respect to leased real property and with respect to any future leases, prior to entering into them.

             9.1.17 Stock Redemption. Borrower will provide DFS with thirty (30) days prior written notice of Borrower's intention to redeem or purchase any of its outstanding capital stock, warrants in favour of anyone other than DFS, or stock options or convert or permit such stock, warrants or options to be converted into cash.

             9.1.18 Reimbursement for Bank Charges. Borrower will reimburse DFS for all charges made by banks for collection of cheques and other items of payment and for transfer of funds to or from Borrower.

             9.1.19 Maintenance of Management. Borrower shall use its best efforts to cause competent management to remain engaged in the active management of the Borrower, and to perform duties substantially similar to those presently being performed. In the event of the retirement, voluntary termination, involuntary termination for cause or death of any member of management, such member shall be replaced by a person or persons having similar business experience within two (2) months after the date of any such event.

             9.1.20 Provisions Relating to Equipment.

                                  (a) Immediately on request therefor by DFS,
                  Borrower shall deliver to DFS any and all evidence of ownership, if any, of any of the Equipment (including, without limitation, certificates of title and applications for title).

                                  (b) Borrower shall maintain accurate records
                  itemising and describing the kind, type, quality, quantity and value of its Equipment and all dispositions made in accordance with Section 9.1.20(c) below, and shall furnish DFS with a current schedule containing the foregoing information on at least an annual basis and more often if requested by DFS.

                                  (c) Borrower will not sell, lease or otherwise
                  dispose of or transfer any of the Equipment or any part thereof without the prior written consent of DFS; provided, however, that the foregoing restriction shall not apply, for so long as no Default exists, to (i) dispositions of Equipment which, in the aggregate during any consecutive twelve-month period, has a fair market value or book value, whichever is greater, of $50,000.00 or less, provided that all proceeds thereof are turned over to DFS, or (ii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens, Borrower shall give DFS at least five (5) days prior written notice of such disposition and Borrower shall turn over to DFS all proceeds realised from such disposition.

        9.2 Negative Covenants. During the term of this Agreement and hereafter, for so long as any Obligations are outstanding and unpaid, Borrower covenants that unless otherwise consented to in writing by DFS, Borrower shall not perform or cause or permit to be performed the following acts:

             9.2.1 Change of Name, Etc. Borrower and the Subsidiaries will not change their name, or begin to trade under any assumed names or trade names without thirty (30) days prior written notice to DFS. Borrower will not, and will not permit any Subsidiary to, change its manner of organisation, enter into any mergers, consolidations, reorganisations or recapitalisations without DFS' prior written consent other than as contemplated herein.

             9.2.2 Sale or Transfer of Assets. Except in the ordinary course of business, or except as consented to in writing by DFS, Borrower and the Subsidiaries will not sell, transfer, lease (including sale-leaseback) or otherwise dispose of all or any substantial part of their assets or any portion of their assets which would be construed as a sale in bulk under any applicable provincial bulk sales legislation. This provision will not apply to any sale if the proceeds of such sale pay the Obligations in full.

             9.2.3 Encumbrance of Assets. Borrower will not, and will not permit a Subsidiary to, mortgage, pledge, grant or permit to exist a security interest in or Lien upon any of the Collateral, now owned or hereafter acquired except for the Permitted Liens.

             9.2.4 Acquisition of Stock or Assets. Borrower and the Subsidiaries will not, without DFS' prior written consent, not to be unreasonably withheld, acquire, or enter into any agreement, commitment letter or letter of intent to acquire, all or substantially all the assets of, equity interest or capital stock in, another business, nor will Borrower hereafter create any new Subsidiaries.

             9.2.5 False Certificates or Documents. Borrower has not and will not, and will not permit any Subsidiary to, furnish DFS with any certificate or other document that contains any untrue statement of material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

             9.2.6 Assignment. Borrower will not assign or attempt to assign the Loan Documents or any of its interests under the Loan Documents, except in favour of DFS.

             9.2.7 Transactions with Affiliates. Borrower will not enter into any contracts, leases, sales or other transactions with any Affiliate on terms less favourable to the Borrower than could be obtained generally by Borrower from a non-Affiliate.

             9.2.8 Dividends. If and for so long as Borrower is not in compliance with the financial covenant provisions found in Section 9.3 hereof, Borrower will not, and will not permit any Subsidiary to, declare or pay any dividends upon its capital stock without DFS' prior written consent.

             9.2.9 Capital Expenditures. Borrower will not make, or commit to make, any expenditure for capital improvements (including, without limitation, capitalised leases) or the acquisition of capital goods in excess of $100,000.00 per year without the prior written consent of DFS.

             9.2.10 Loans by Borrower. Borrower will not, and will not permit any Subsidiary to, make any loan to any Person, except for loans in anticipation of reasonable and normally reimbursable business expenses and trade credit extended in the ordinary course of Business.

             9.2.11 Fiscal Year. Borrower will not, and will not permit any Subsidiary to, change its fiscal year-end without sixty (60) days prior written notice to DFS.

             9.2.12 Total Indebtedness. Borrower shall not create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur or suffer to exist, any Indebtedness, except:

                                (i) the Obligations;

                                (ii) Subordinated Debt;

                                (iii) Indebtedness of any Subsidiary to
                        Borrower;

                                (iv) Accounts payable to trade creditors and
                        current operating expenses (other than for money borrowed) incurred in the ordinary course of business which are aged not more than thirty (30) days past due, unless actively contested in good faith and by appropriate and lawful proceedings;

                                (v) Obligations to pay Rentals permitted by
                        Section 9.2.18;

                                (vi) Permitted Purchase Money Indebtedness; and

                                (vii) Indebtedness not included in paragraphs
                        (i) through (vi) above which does not exceed at any time, in the aggregate, the sum of $200,000.00.

             9.2.13 Adverse Transactions. Borrower will not enter into any transaction, or permit any Subsidiary to enter into any transaction, which materially and adversely affects or may materially and adversely affect the Collateral or Borrower's ability to repay the Obligations or permit or agree to any material extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, other than discounts and allowances in the ordinary course of business, all of which shall be reflected in the Borrowing Base Certificate submitted to DFS pursuant to Section 3.2 of this Agreement.

             9.2.14 Guarantees. Borrower will not guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable with respect to the Indebtedness of any Person, except by endorsement of instruments or items of payment for deposit or collection.

             9.2.15 Bill-and-Hold Sales, Etc. Borrower will not make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

             9.2.16 Use of DFS' Name. Borrower will not without the prior written consent of DFS, use the name of DFS or the name of any Affiliates of DFS in connection with any of Borrower's business or activities, except in connection with internal business matters, as required in dealings with governmental agencies and financial institutions and to trade creditors of Borrower solely for credit reference purposes.

             9.2.17 Leases. Borrower will not become a lessee under any operating lease of property if the aggregate Rentals (defined below) payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrower is then lessee would exceed $100,000.00.

        The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

             9.2.18 Tax Consolidation. Borrower will not file or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary or Affiliate.

        9.3 FINANCIAL COVENANTS.

             9.3.1 Amounts. Borrower agrees that it will at all times maintain the following:

                        (a)       Determined as at December 31, 1997:

                                  (i)       a Tangible Net Worth plus
                                            Subordinated Debt in the combined
                                            amount of not less than ONE MILLION
                                            Dollars ($1,000,000.00);

                                  (ii)      a ratio of Debt less Subordinated
                                            Debt to Tangible Net Worth plus
                                            Subordinated Debt of not more than
                                            five to one (5.0:1.0); and

                                  (iii)     a ratio of Current Tangible Assets
                                            to total liabilities of not less
                                            than one and one-quarter to one
                                            (1.25:1.0); and

                        (b)       Determined as at December 31, 1998:

                                  (iv)      a Tangible Net Worth plus
                                            Subordinated Debt in the combined
                                            amount of not less than ONE MILLION
                                            THREE HUNDRED THOUSAND Dollars
                                            ($1,300,000.00);

                                  (v)       a ratio of Debt less Subordinated
                                            Debt to Tangible Net Worth plus
                                            Subordinated Debt of not more than
                                            four to one (4.0:1.0); and

                                  (vi)      a ratio of Current Tangible Assets
                                            to total liabilities of not less
                                            than one and three-tenths to one
                                            (1.3:1.0).

                   For purposes of this paragraph: (i) "Current Tangible Assets" means Borrower's current assets less, to the extent otherwise included therein, all prepaid expenses and Intangibles; (ii) "Debt" means all of Borrower's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guarantees, or with respect to which Borrower has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Borrower; (iii) "Intangibles" means and includes general intangibles (as that term is defined in the PPSA); accounts receivable and advances due from officers, directors, member, owner, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organisational costs; finance reserves held for recourse obligations; capitalised research and development costs; and such other similar items as DFS may from time to time determine in DFS' sole discretion; (iii) "Subordinated Debt" means all of Borrower's Debt which is subordinated to the payment of Borrower's liabilities to DFS by an agreement in form and substance satisfactory to DFS; (iv) "Tangible Net Worth" means the book value of Borrower's assets less liabilities (including as liabilities all reserves for contingencies and other potential liabilities), excluding from such assets all Intangibles. The foregoing terms will be determined in accordance with GAAP consistently applied, and, if applicable, on a consolidated basis ("Financial Covenants"). Notwithstanding anything to the contrary above, the Financial Covenants shall be subject to a review of Borrower's June 30, 1998 interim financial statements and upon written notice may be modified, amended or replaced, at the sole and reasonable discretion of DFS, following such review.

             9.3.2 Covenant Compliance Certificate. The President or Chief Financial Officer of Borrower will certify to DFS by the 10th Business day of each month, or more often if requested by DFS, that Borrower is in compliance with the Financial Covenants as set forth in a form acceptable to DFS in its sole discretion.


ARTICLE 10   DEFAULT/REMEDIES

Any of the following events which Borrower has failed to cure within the applicable period described below will constitute a default (each, a "Default") by Borrower under this Agreement: (a) Borrower materially breaches any terms, conditions, covenants, promises, warranties or representations contained herein, or in any other Loan Document;
(b) any Guarantor materially breaches any terms, conditions, covenants, promises, warranties or representations contained in any guarantee or other agreement between the Guarantor and DFS; (c) any representation, statement, report or certificate made or delivered by Borrower or any Guarantor to DFS is not materially accurate when made; (d) Borrower fails to pay any portion of Borrower's debts to DFS when due and payable hereunder or under any other agreement between DFS and Borrower; (e) Borrower abandons any Collateral which results in a material change to the Business; (f) Borrower or any Guarantor is or becomes in default in the payment of any debt owed to any third party; (g) a money judgement issues against Borrower in an amount greater than or equal to $50,000.00 or any Guarantor in an amount greater than or equal to $250,000.00;
(h) an attachment, sale or seizure issues or is executed against any assets of Borrower or against any assets of any Guarantor; (i) any individual Guarantor dies; (j) Borrower ceases existence as a corporation, partnership, trust or limited liability company; (k) Borrower ceases or suspends business; (l) Borrower or any Guarantor makes a general assignment for the benefit of creditors; (m) Borrower or any Guarantor becomes insolvent or voluntarily or involuntarily becomes subject to the Bankruptcy and Insolvency Act (Canada), as amended, or any similar law; (n) Borrower applies to a court of competent jurisdiction or other applicable authority for a stay of proceedings from its creditors pursuant to the provisions of the Companies' Creditors Arrangement Act (Canada), as amended, the Bankruptcy and Insolvency Act (Canada), as amended, or any other similar law; (o) any receiver is appointed for any of Borrower's or any Guarantor's assets; (p) any guarantee of Borrower's debts to DFS is terminated without the prior written consent of DFS; (q) Borrower loses any franchise, permission, license or right to sell or deal in any Collateral, which loss reduces Borrower's revenues during any fiscal year by more than 20%; (r) Borrower or any Guarantor misrepresents Borrower's or such Guarantor's financial condition or organisational structure; (s) any of the Collateral becomes subject to any Lien other than a Permitted Lien; (t) Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its Business; or any material lease or agreement pursuant to which Borrower leases, uses or occupies any property shall be cancelled or terminated prior to the expiration of its stated term, or any part of the Collateral shall be taken through condemnation or the value thereof shall be impaired through condemnation; (u) DFS determines in good faith that it is insecure with respect to a material portion of the Collateral or the payment of any part of Borrower's Obligations; or (v) Borrower is in breach of Section 9.3.1. In the event of a Default by Borrower under this
Article 10, DFS shall notify Borrower in writing that Borrower is in Default under this Agreement and Borrower shall have three (3) Business Days after such notice to cure any such Default. If any event of Default is not cured within the period specified above, DFS may act immediately thereafter and may at any time of its election thereafter, in addition to any other rights or remedies it may have available to it at law, without prior notice or demand to Borrower (except as may be required by law), do any of the following:

             (i) DFS may at any time at DFS' election, without notice or demand to Borrower, do any one or more of the following: declare all or any of the Obligations immediately due and payable, together with all costs and expenses of DFS' collection activity, including, without limitation, all reasonable legal fees; exercise any or all rights under applicable law (including, without limitation, the right to possess, transfer and dispose of the Collateral); and/or cease extending any additional credit to Borrower.

             (ii) Borrower will segregate and keep the Collateral in trust for DFS, and in good order and repair, and will not sell, rent, lease, consign, otherwise dispose of or use any Collateral, nor further encumber any Collateral.

             (iii) Upon DFS' oral or written demand, Borrower will immediately deliver the Collateral to DFS, in good order and repair, at a place specified by DFS, together with all related documents; or DFS may, in DFS' sole discretion and without notice or demand to Borrower, take immediate possession of the Collateral together with all related documents.

             (iv) DFS may, without notice, apply the Default Interest Rate.

             (v) DFS may, without notice to Borrower and at any time or times hereafter enforce payment and collect, by legal proceedings or otherwise, Accounts in the name of Borrower or DFS; and take control of any cash or non-cash items of payment or proceeds of Accounts and of any rejected, returned, repossessed or stopped-in-transit goods relating to Accounts. DFS may at its sole election and without demand enter, with or without process of law, any premises where Collateral might be and, without charge or liability to DFS therefor do one or more of the following: (i) take possession of the Collateral and use or store it in said premises or remove it to such other place or places as DFS may deem convenient; (ii) take possession of all or part of such premises and the Collateral and place a custodian in the exclusive control thereof until completion of enforcement of DFS' security interest in the Collateral or until DFS' removal of the Collateral and, (iii) remain on such premises and use the same, together with Borrower's materials, supplies, books and records, for the purpose of liquidating or collecting such Collateral and conducting and preparing for disposition of such Collateral.

             (vi) DFS may appoint or reappoint by instrument in writing, any person or persons, whether its officer or officers or an employee or employees, to be a receiver or receivers (a "receiver", when used herein shall include a receiver and manager) of the Collateral or any part thereof and may remove any receiver so appointed and appoint another. Any such receiver shall, so far as concerns responsibility for his acts, be deemed Borrower's (and not DFS') agent, and DFS shall not be responsible for any misconduct, negligence or non-feasance on the part of any such receiver, his servants, agents or employees. Subject to the provisions of the instrument appointing him, any such receiver shall have power to take possession of Collateral, to preserve Collateral or its value, to carry on or concur in carrying on all or any part of the Business and to sell, lease or otherwise dispose of or concur in selling, leasing, accepting deferred payments or otherwise disposing of the Collateral. To facilitate the foregoing powers, any such receiver may, to the exclusion of all others, including Borrower, enter upon, use and occupy all premises owned or occupied by Borrower wherein the Collateral or any part thereof may be situate, maintain such Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral or any part thereof directly in carrying on Borrower's business or as security for loans or advances to enable him to carry on Borrower's business or otherwise, as such receiver shall, in his sole discretion, determine. Except as may be otherwise directed by DFS, all moneys received by such receiver in carrying out his appointment shall be received in trust for and paid over to DFS. Every such receiver may, in DFS' discretion, be vested with all or any of DFS' rights and powers. DFS may, either directly or through its agents, representatives and employees, exercise any or all of the rights and powers given to a receiver by virtue of the foregoing. DFS may proceed to realise the security constituted and created hereby by proceedings in a court of competent jurisdiction for the appointment of a receiver or for sale of the Collateral or any part thereof.

             (vii) Upon the occurrence of a Default, all Obligations shall automatically be accelerated and due and payable and the Default Interest Rate shall automatically apply as of the date of the first occurrence of such Default, without any prior notice, demand or action of any type on the part of DFS.

All of DFS' rights and remedies are cumulative. DFS' failure to exercise any of DFS' rights or remedies hereunder will not waive any of DFS' rights or remedies as to any past, current or future Default.

ARTICLE 11.  SALE OF COLLATERAL

Borrower agrees that if DFS conducts a sale of any Collateral by requesting bids from 10 or more dealers or distributors in that type of Collateral, any sale by DFS of such Collateral in bulk or in parcels within 120 days of: (a) DFS' taking possession and control of such Collateral; or (b) when DFS is otherwise authorised to sell such Collateral; whichever occurs last, to the bidder submitting the highest cash bid therefor, is a commercially reasonable sale of such Collateral under the PPSA. Borrower agrees that the purchase of any Collateral by a purchaser, as provided in any agreement between DFS and the purchaser, is a commercially reasonable disposition and private sale of such Collateral under the PPSA, and no request for bids shall be required. Borrower further agrees that fifteen (15) or more days prior written notice will be commercially reasonable notice of any public or private sale (including any sale to a purchaser). Borrower irrevocably waives any requirement that DFS retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgement. If DFS disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such disposition will be determined in accordance with the laws of the jurisdiction governing this Agreement.

ARTICLE 12.  INDEMNIFICATIONS

        12.1 Environmental and Safety and Health Indemnity. Borrower hereby indemnifies DFS and agrees to hold DFS harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and legal fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, DFS for, with respect to, or as a direct or indirect result of the violation by Borrower or any Subsidiary, of any Environmental Law or OHSA Law; or with respect to, or as a direct or indirect result of (a) the presence on or under, or the escape, seepage, leakage, spillage, disposal, discharge, emission or release from, properties utilised by Borrower and/or any Subsidiary in the conduct of its business into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws) or (b) the existence of any unsafe or unhealthful condition on or at any premises utilised by Borrower and/or any Subsidiary in the conduct of its business. The provision of and undertakings and indemnification set out in this Section 12.1 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

        12.2 General Indemnity. In addition to the payment of expenses and legal fees, if applicable, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold DFS and the officers, directors, employees, agents, and affiliates of DFS and such holders (collectively called the "Indemnitees") harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgements, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Indemnitees, in any manner relating to or arising out of the Loan Documents, the statements contained in any commitment letters delivered by DFS, DFS' agreement to make the Loans hereunder, or the use or intended use of the proceeds of any of the Loans hereunder (the "Indemnified Liabilities"); provided, however, that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the negligence or wilful misconduct of an Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this
Section 12.2 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

ARTICLE 13.  OTHER TERMS

        13.1 Amendment, Changes and Modification. The Loan Documents may be amended, changed or modified only as may be agreed upon in writing by Borrower and DFS from time to time.

        13.2 Binding Effect. The Loan Documents will be binding upon the parties, their successors and assigns.

        13.3 Broker Fee. Neither party is obligated to pay any premium or other charge, brokerage fee or commission in connection with the agreements set forth herein. Each party will indemnify the other and hold it harmless from any such claim arising out of such party's acts or those of its representatives.

        13.4 Entire Agreement. The Loan Documents embody the entire agreement of the parties relating to the Credit Facility. There are no promises, terms, conditions, obligations or warranties other than those contained in the Loan Documents. The Loan Documents supersede all prior communications, representations or agreements, verbal or written, between the parties relating to the Credit Facility.

        13.5 Headings. The Table of Contents and the Headings to the sections of this Agreement are included only for the convenience of the parties and will not have the effect of defining, diminishing or enlarging the rights of the parties or affecting the construction or interpretation of any portion of this Agreement.

        13.6 Incorporation by Reference. All other Loan Documents are incorporated herein by this reference and are made a part of this Agreement as if fully set forth herein. This Agreement, prior to such incorporation, controls in the event of any conflict with the terms of any other Loan Documents.

        13.7 Interpretation. For the purpose of construing this Agreement, unless the context otherwise requires, words in the singular will be deemed to include words in the plural, and vice versa.

        13.8 Notices. Any notice under the Loan Documents, will be in writing. Any notice to be given or document to be delivered under the Loan Documents will be deemed to have been duly given upon delivery, if delivered in person or by any expedited delivery service which provides proof of delivery, upon facsimile transmission, or on the fifth Business Day after mailing, if mailed by certified mail, return receipt requested, postage prepaid mail, addressed to DFS or Borrower at the appropriate addresses. DFS will use reasonable efforts to deliver any notice DFS is required to give to Borrower; provided, however, that failure by DFS to actually give any such notice will not be deemed to be a waiver of any rights or remedies of DFS and will not give rise to any claims, defences or damages by Borrower. The addresses for notices are those set forth below or such other addresses as may be hereafter specified by written notice by the parties:

             to DFS:                  DEUTSCHE FINANCIAL SERVICES,
                                      a division of Deutsche Bank Canada
                                      90 Burnhamthorpe Road West. Suite 500
                                      Mississauga, Ontario, L5B 3C3  CANADA

                                      Attention:  Regional Vice President
                                      (Multi-Products Branch)
                                      Facsimile No.:  (905) 949-6552


             to Borrower:             RITEWAY PRODUCTS CANADA LTD.
                                      430 Tapscott Road
                                      Scarborough, Ontario, ______ CANADA

                                      Attention:  President
                                      Facsimile No.: _________________________

                     with a copy to:  K.C. Schaff
                                      Mssrs. Stradling, Yocca, Carlson & Rauth
                                      660 Newport Center Drive, Suite 1600
                                      Newport Beach, CA, 92660 U.S.A.

                                      Facsimile No.: (714)725-4100

                        and to:       F. Herbert
                                      Mssrs. Lang Michener
                                      2500-181 Bay Street
                                      Toronto, Ontario, M5J 2T7 CANADA

                                      Facsimile No.: (416)365-1719

        13.9 No Third Party Beneficiary Rights and Reliance. No Person not a party to this Agreement will have any benefit under this Agreement nor have third-party beneficiary rights as a result of any of the Loan Documents, nor will any party be entitled to rely on any actions or inactions of DFS or its agents, all of which are done for the sole benefit and protection of DFS.

        13.10 Protection or Preservation of Collateral. DFS will not have any contractual duty to protect, insure, collect or realise upon the Collateral or preserve rights in it against prior parties. DFS will not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral regardless of the cause.

        13.11 Relationship of the Parties. Neither DFS on the one hand nor Borrower on the other hand will be deemed a partner, joint venturer or related entity of the other by reason of the Loan Documents.

        13.12 Reversal of Payments. To the extent that Borrower makes a payment or payments to DFS, which payment or payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy or insolvency law, provincial or federal law, common law, or equitable cause, then to the extent of such payment or proceeds received, the Credit Facility will be revived and continue in full force and effect, as if such payment or proceeds had not been received by DFS.

        13.13 Severability. If any provision of this Agreement (either generally, or as to a specific application to a set of facts) will be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement (either in its entirety, or as to or the application of such provision to any other set of facts), but this Agreement will be construed as if such invalid, illegal or unenforceable provision never had been included in this Agreement.

        13.14 Maximum Interest. Borrower acknowledges that DFS intends to strictly conform to the applicable usury laws governing this Agreement. Regardless of any provision contained herein or in any other document executed or delivered in connection herewith or therewith, DFS shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest on this Agreement (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum amount allowed by applicable law, and, if DFS ever receives, collects or applies as interest any such excess, such amount which would be excessive interest will be applied first to the reduction of the unpaid principal balances of advances under this Agreement, and, second, any remaining excess will be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Borrower and DFS shall, to the maximum extent permitted under applicable law:
(a) characterise any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (b) exclude voluntary pre-payments and the effect thereof; and
(c) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

        13.15 Waivers by DFS. DFS may at any time or from time to time waive all or any rights under any of the Loan Documents, but any waiver or indulgence at any time or from time to time will not constitute, unless specifically so expressed by DFS in writing, a future waiver by DFS of performance by Borrower.

        13.16 Survival. The grant of security interest herein to secure all Obligations, and all provisions relating to the Collateral will survive termination of this Agreement and will remain in full force and effect until all Obligations have been paid in full and this Agreement has been terminated. The Agreement to arbitrate all Disputes will survive termination of this Agreement.

        13.17 Participations; Assignments; Information. DFS may, with the prior written consent of Borrower, not to be unreasonably withheld, grant participations in or assign, at any time and from time to time hereafter, its interest in this Agreement or any Loan Document, or of any portion thereof. DFS may furnish any information concerning Borrower in the possession of DFS from time to time to its participants and assignees (including prospective assignees and participants) who sign confidentiality agreements in form reasonably satisfactory to Borrower with respect to all such disclosed information relating to Borrower.

        13.18 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

        13.19 Release of Information. DFS may provide credit references to any third party from time to time in response to credit reference requests. DFS will attempt to provide written or verbal notification to Borrower of such credit reference requests from third parties and to obtain Borrower's prior consent to DFS' provision of credit references to any such third parties, however, no inadvertence or inability on the part of DFS to provide such notice or obtain such consent will negate DFS' ability, in its sole and reasonable discretion, to provide such credit references or make DFS in any way liable for doing so.

        13.20 Release. Borrower releases DFS from all claims and causes of action which Borrower may now or hereafter have for any loss or damage to it claimed to be caused by or arising from: (a) any failure of DFS to protect, enforce or collect, in whole or in part, any Account; (b) DFS' notification to any Account Debtors thereon of DFS' security interest in any of the Accounts;
(c) DFS' directing any Account Debtor to pay any sum owing to Borrower directly to DFS; and (d) any other act or omission to act on the part of DFS, its officers, agents or employees, except for wilful misconduct or negligence.

        13.21 Miscellaneous. Time is of the essence regarding Borrower's performance of its obligations to DFS notwithstanding any course of dealing or custom on DFS' part to grant extensions of time. Borrower's liability under this Agreement is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. DFS will have the right to refrain from or postpone enforcement of this Agreement or any other Loan Documents without prejudice and the failure to strictly enforce the Loan Documents will not be construed as having created a course of dealing between DFS and Borrower contrary to the specific terms of the Loan Documents or as having modified, released or waived the same. The express terms of this Agreement and the other Loan Documents will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Borrower fails to pay any taxes, fees or other obligations which may impair DFS' interest in the Collateral, or fails to keep the Collateral insured, DFS may, but shall not be required to, pay such taxes, fees or obligations and pay the cost to insure the Collateral, and the amounts paid will be: (a) an additional debt owed by Borrower to DFS, which shall be subject to finance charges as provided herein; and (b) due and payable immediately in full. Borrower agrees to pay all of DFS' reasonable legal fees and expenses incurred by DFS in enforcing DFS' rights hereunder.

        13.22 Waivers by Borrower. Borrower irrevocably waives notice of: DFS' acceptance of this Agreement, presentment, demand, protest, non-payment, non-performance, and dishonour. Borrower and DFS irrevocably waive all rights to claim any punitive and/or exemplary damages. Borrower waives all rights of offset and counter claims Borrower may have against DFS. Borrower waives all notices of default and non-payment at maturity of any or all of the Accounts.

        13.23 NO ORAL AGREEMENTS. ORAL AGREEMENTS OR COMMITMENTS TO LEND MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU, (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

        13.24 Supplement. If Borrower and DFS have heretofore executed other agreements in connection with all or any part of the Collateral, this Agreement shall supplement each and every other agreement previously executed by and between Borrower and DFS, and in that event, this Agreement shall neither be deemed a novation nor a termination of such previously executed agreement nor shall execution of this Agreement be deemed a satisfaction of any obligation secured by such previously executed agreement.

        13.25 Use of Counsel and Receipt of Agreement. Borrower acknowledges that it has received a true and complete copy of this Agreement. Borrower acknowledges that it has (a) had representation of counsel during negotiation of this Agreement, and (b) read and understood this Agreement.

        13.26 Facsimiles, Etc. Notwithstanding anything herein to the contrary:
(a) DFS may rely on any facsimile copy, electronic data transmission or electronic data storage of any statement, financial statements or other reports, and (b) such facsimile copy, electronic data transmission or electronic data storage will be deemed an original, and the best evidence thereof for all purposes, including, without limitation, under this Agreement or any other agreements entered into between DFS and Borrower, and for all evidentiary purposes before any arbitrator, court or other adjudicatory authority.

        13.27 Power of Attorney. Borrower irrevocably appoints DFS (and any person designated by it) as Borrower's true and lawful Attorney with full power to at any time, in the discretion of DFS (whether or not Default has occurred) to: (a) endorse the name of Borrower upon any of the items of payment of proceeds of the Collateral and deposit the same in the account of DFS for application to the Obligations; (b) sign the name of Borrower to verify the accuracy of the Accounts; (c) sign the name of Borrower on any document or instrument that DFS shall deem necessary or appropriate to perfect and maintain perfected the security interests in the Collateral under this Agreement and other Loan Documents; (d) after allowing Borrower a period of ninety (90) days to do so in its own name and unless after such time Borrower has provided DFS with satisfactory cash collateral or additional security acceptable to DFS in its sole discretion, initiate and settle any insurance claim and, in any event, endorse Borrower's name on any cheque, instrument or other item of payment; (e) endorse the name of Borrower upon financing statements, instruments pertaining to the Collateral; (f) supply omitted information and correct errors of a clerical nature in any documents between DFS and Borrower; and (g) do anything to preserve and protect the Collateral and DFS' rights and interest therein. In the event of a Default, Borrower irrevocably appoints DFS (and any person designated by it) as Borrower's true and lawful Attorney with full power to at any time, in the discretion of DFS to: (i) demand payment, enforce payment and otherwise exercise all of Borrower's rights, and remedies with respect to the collection of any Accounts; (ii) settle, adjust, compromise, extend or renew any Accounts; (iii) settle, adjust or compromise any legal proceedings brought to collect any Accounts; (iv) sell or assign any Accounts upon such terms, for such amounts and at such time or times as DFS may deem advisable; (v) discharge and release any Accounts; (vi) prepare, file and sign Borrower's name on any Proof of Claim in Bankruptcy or similar document against any Account Debtor;
(vii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto; (viii) take control in any manner of any item of payments or proceeds and for such purpose to notify the postal authorities to change the address for delivery of mail addressed to Borrower to such address as DFS may designate. This power of attorney is for value and coupled with an interest and is irrevocable so long as any Obligations remain outstanding and by DFS exercising such right, DFS shall not waive any right against Borrower until the Obligations are paid in full.

        13.28 Expenses. Borrower agrees, whether or not any Loan is made hereunder, to pay DFS upon demand for all reasonable expenses, including reasonable legal fees for DFS (who may be employees of DFS), incurred by (a) DFS in connection with the preparation, negotiation, and execution of this Agreement and any other Loan Document (not to exceed $3,500.00), (b) DFS in connection with the preparation of any and all amendments to this Agreement and any other Loan Document, and all search, recording, filing, and registration expenses, and
(c) DFS in connection with the enforcement of the Borrower's obligations hereunder or under any other Loan Document. Borrower also agrees to (i) indemnify and hold DFS harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans, except for any loss or expense arising from DFS' gross negligence or wilful misconduct (provided however, that reliance alone upon telephonic or other instructions shall not itself be deemed to constitute gross negligence or wilful misconduct), and (ii) to pay and save DFS harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or any of the other Loan Documents. Borrower's obligations under this Section 13.28 shall survive any termination of this Agreement.

        13.29 Language. Les parties conviennent que la presente convention et tous les documents s'y rattachant soient rediges et signes en anglais. It is the express wish of the parties that this agreement and any related documents be drawn up and executed in English.

ARTICLE 14.  BINDING ARBITRATION.

        14.1 Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever (including, without limitation, all torts, whether regarding negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration, fraud in the inducement, usury or any other tort, all contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any Collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement and/or any amendments and schedules or exhibits hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between DFS and Borrower; (c) any act committed by DFS or by any parent company, subsidiary or affiliated company of DFS (the "DFS Companies"), or by any employee, agent, officer or director of a DFS Company whether or not arising within the scope and course of employment or other contractual representation of the DFS Companies provided that such act arises under a relationship, transaction or dealing between DFS and Borrower; and/or (d) any other relationship, transaction or dealing between DFS and Borrower (collectively the "Disputes"), will be subject to and resolved by binding arbitration.

        14.2 Administrative Body. All arbitration hereunder will be conducted in accordance with the then current Rules of Procedure for the Conduct of Arbitrations of the Arbitration and Mediation Institute of Ontario Inc. ("AMIO"). If AMIO is dissolved, disbanded or becomes subject to any provincial of federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that one (1) mutually acceptable arbitrator shall be selected from a list of potential arbitrators obtained from AMIO and will be a commercial lawyer with at least five (5) years secured transactions experience. The arbitrator will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the City of Toronto, Ontario.

        14.3 Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than thirty (30) days after the filing of a claim for arbitration, the parties will exchange detailed statements setting forth the facts supporting the claim(s) and all defences to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party, (b) the opposing party will be permitted to depose the expert witness(es), (c) the opposing party will be permitted to designate rebuttal expert witness(es), and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

        14.4 Exemplary or Punitive Damages. The arbitrator will not have the authority to award exemplary or punitive damages.

        14.5 Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator pursuant to the terms of this Agreement may be entered as a judgement or order in any provincial or federal court and may be confirmed within the judicial district which includes the residence of the party against whom such award or order was entered. The Arbitration Act (Ontario), as amended ("OAA") will govern all arbitration(s) and confirmation proceedings hereunder.

        14.6 Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent DFS' or Borrower's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgement or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive DFS' or Borrower's right to compel arbitration of any Dispute.

        14.7 Legal Fees. If either Borrower or DFS brings any other action for judicial relief with respect to any Dispute (other than those set forth in Section 14.6) the party bringing such action will be liable for and immediately pay all of the other party's costs and expenses (including legal fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Borrower or DFS brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including legal fees, incurred by the other party in defending such action. Additionally, in any arbitration claim or counterclaim the unsuccessful party will pay all reasonable costs and expenses (including legal fees) incurred by the prevailing party in the course of such action or proceeding.

        14.8 Limitations. Any arbitration proceeding must be instituted: (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment was received by the instituting party; and (b) with respect to any other Dispute, within two
(2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

        14.9 Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

ARTICLE 15.  INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION.

IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO BINDING ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT

JURISDICTION BY A JUDGE WITHOUT A JURY. BORROWER AND DFS WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

ARTICLE 16.  GOVERNING LAW.

Borrower acknowledges and agrees that this and all other agreements between Borrower and DFS have been substantially negotiated, and will be substantially performed, in the Province of Ontario. Accordingly, Borrower agrees that all Disputes will be governed by, and construed in accordance with, the laws of the Province of Ontario, and that the provisions of the OAA shall control and govern all arbitration proceedings hereunder.

IN WITNESS WHEREOF, the parties have, by their duly authorised officers, executed this Agreement as of the Effective Date.

THIS AGREEMENT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGES WAIVER PROVISIONS.


                                        RITEWAY PRODUCTS CANADA LTD.

                                        By:  /s/ MICHAEL HAYNES
                                           -------------------------------------
                                           Print Name:  Michael Haynes
                                           Title:        President

                                        By:  /s/ FRANK HERBERT
                                           -------------------------------------
                                           Print Name:  Frank Herbert
                                           Title:        Secretary

                                        DEUTSCHE FINANCIAL SERVICES,
                                        a division of Deutsche Bank Canada

                                        By: /s/ C. BRAZEAU
                                           -------------------------------------
                                           Print Name:  C. Brazeau
                                           Title:        Vice President

                                        By: /s/ JOE CONTE
                                           -------------------------------------
                                           Print Name:  Joe Conte
                                           Title:        Vice President